                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                 (Amendment No. 3)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            GREENBRIAR CORPORATION
                 (Name of Registrant As Specified in Charter)

- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:


[X]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     3)  Filing Party:
         -----------------------------------------------------------------------
     4)  Date Filed:
         -----------------------------------------------------------------------

    REVISED PRELIMINARY COPY FILED WITH THE SECURITIES EXCHANGE COMMISSION
                               AUGUST 20, 1996

                            GREENBRIAR CORPORATION
                              4265 KELLWAY CIRCLE
                             ADDISON, TEXAS  75244

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 16, 1996

Dear Stockholders of Greenbriar Corporation:

     You are cordially invited to attend a Special Meeting of Stockholders of Greenbriar Corporation (the "Company") to be held at 10:00 a.m., local time on September 16, 1996, at 4265 Kellway Circle, Addison, Texas 75244, to consider and vote upon Proposals (the "Proposals") to approve (i) the right to convert all outstanding shares of Series D Preferred Stock into Common Stock and (ii) the right to convert all outstanding shares of Series E Preferred Stock into Common Stock (the Series D and Series E Preferred Stock are sometimes referred to herein as the "Conversion Shares"). In the aggregate, 1,962,458 shares of Common Stock of the Company will be issued upon conversion of the Series D and Series E Preferred Stock.

     The accompanying Proxy Statement forms a part of this Notice. You are not being asked to approve anything at the Special Meeting other than the Proposals. In connection with a recent acquisition of Wedgwood Retirement Inns, Inc. ("Wedgwood"), the Company and Wedgwood originally desired to issue only Common Stock in exchange for the Wedgwood interests. However, pursuant to rules of the American Stock Exchange (the "Exchange"), Stockholder approval could have been required as a prerequisite to listing additional shares issued in connection with an acquisition in which a director or officer has a 5% or greater interest or where the potential increase of Common Stock would result in an increase in outstanding common shares of 20% or more. Both conditions would have required approval of the issuance of the Common Stock; however, the parties desired to conduct the acquisition rapidly in order to take advantage of the opportunities available in the assisted living industry following their consolidation. In order to defer the need for Stockholder approval and proceed with an early closing of the acquisition, and because such approval would ultimately be assured due to the level of ownership of the Company's Common Stock by its management, the parties structured the acquisition to be made in exchange for the Series E Preferred Stock that could be issued without Stockholder approval and become convertible only after receipt of such approval. See "Approval of Conversion Shares" in the accompanying Proxy Statement for additional detail including a discussion of the effect of such approvals.

     Only Stockholders of record at the close of business on August 19, 1996 who own Common Stock or Series B or Series C Preferred Stock will be entitled to vote at the Special Meeting or any adjournments thereof. The affirmative vote of the holders of more than 50% of the outstanding shares of Common Stock and Series B and C Preferred Stock of the Company, voting as one class (these being the only securities of the Company entitled to vote at the Special Meeting), present and voting at the Special Meeting on such date is necessary to approve the Proposals. Although the holders of the Series D and Series E Preferred Shares are entitled to voting rights in general, the Designations of Rights and Preferences covering the Series D and E Preferred Stock contain a provision required by the American Stock Exchange denying the right of the holders to vote on the Proposals at the Special Meeting.

     All holders of Common Stock and Series B and C Preferred Stock, whether or not they expect to attend the Special Meeting in person, are requested to complete, sign, date and return the enclosed form of proxy in the accompanying envelope (which requires no additional postage if mailed in the United States). Your proxy will be revocable, either in writing or by voting in person at the Special Meeting, at any time prior to its exercise.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE. ANY HOLDER OF COMMON STOCK OR SERIES B OR SERIES C PREFERRED STOCK ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF A PROXY HAS BEEN RETURNED.

                                     By Order of the Board of Directors

                                     James R. Gilley, President

August 23, 1996

                            GREENBRIAR CORPORATION
                              4265 KELLWAY CIRCLE
                             ADDISON, TEXAS 75244

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 16, 1996


      This Proxy Statement (the "Proxy Statement") and the accompanying proxy card is being mailed on or about August 23, 1996 and is being furnished to the holders of Common Stock, par value $.01 per share ("Common Stock"), and Series B and Series C Preferred Stock, par value $0.10 per share ("Series B and C Preferred Stock") (collectively, the "Stockholders"), of Greenbriar Corporation, a Nevada corporation ("Greenbriar" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company from the Stockholders for use at a special meeting of Stockholders of the Company (the "Special Meeting"). At the Special Meeting, the Stockholders of the Company will be asked to consider and vote upon two Proposals (the "Proposals"): (i) to approve the right to convert all 1,949,950 outstanding shares of Series E Preferred Stock into 1,624,958 shares of Common Stock of the Company ("Proposal I") and (ii) to approve the right to convert all 675,000 outstanding shares of Series D Preferred Stock into 337,500 shares of Common Stock of the Company ("Proposal II"). The shares of Series D and E Preferred Stock which will become convertible following Stockholder approval are sometimes referred to herein as the "Conversion Shares". See "Description of Capital Stock" and Exhibits B and C, the Designations of Rights and Preferences governing the Series D and E Preferred Stock. Neither Nevada law nor the Company's Articles of Incorporation or Bylaws require Stockholder approval of the Proposals.

     In connection with the recent acquisition of Wedgwood Retirement Inns, Inc. ("Wedgwood"), the Company and Wedgwood originally desired to issue only Common Stock in exchange for the Wedgwood interests. However, the rules of the American Stock Exchange (the "Exchange") require prior Stockholder approval as a prerequisite to listing additional shares issued in connection with an acquisition in which a director or officer has a 5% or greater interest or when the potential increase of Common Stock is 20% or greater. Both conditions would have required approval of the issuance of the Common Stock; however, the parties desired to conduct the acquisition rapidly in order to take advantage of the opportunities available in the assisted living industry following their consolidation. In order to defer the need for Stockholder approval and proceed with an early closing of the acquisition, and because such approval would ultimately be assured due to the level of ownership of the Company's Common Stock by its management, the parties structured the acquisition to be made in exchange for the Series E Preferred Stock that could be issued without Stockholder approval and become convertible only after receipt of such approval. See "Approval of Conversion Shares" for additional detail including a discussion of the effect of such approvals. Such effects include the possibility that, under Nevada law, Stockholders voting in favor of the Proposals may be deemed to have waived their rights to challenge such transactions, while Stockholders voting against the Proposals or abstaining from voting will continue to retain those rights. Any such challenge could include allegations that the controlling Stockholders of the Company who engaged in insider transactions violated a fiduciary duty or duty of fairness to the Company or the other Stockholders in the valuation and terms of the issuance of the shares, and Stockholders voting in favor of these Proposals could also waive their right to bring these claims. A positive Stockholder vote may also have the effect of protecting such controlling Stockholders from such claims on the theory that the Stockholders have ratified the actions in accordance with Nevada law and the Company's bylaws. It should also be noted that under Nevada law Stockholders do not have dissenters' rights resulting from either of the Proposals, nor do they have preemptive rights to acquire any of the Conversion Shares.

     The transactions by which the Company acquired Wedgwood in exchange for Series E Preferred Stock and the shopping center property from James R. Gilley and his affiliates in exchange for Series D Preferred Stock are not being submitted for Stockholder approval, and a vote in favor of the Proposals to approve conversion of the Preferred Stock should have no effect on a Stockholder's right to bring claims based on the issuance of the Conversion Shares.

                             AVAILABLE INFORMATION

     Greenbriar is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials are available for inspection and reproduction at the public reference facilities of the Commission at its New York regional office, 75 Park Place, New York, New York 10007, and at its Chicago regional office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by the Company can be inspected at the offices of the Exchange, 86 Trinity Place, New York, New York 10006-1881.


                         VOTING AND PROXY INFORMATION

     The Board of Directors of the Company has fixed the close of business on August 19, 1996, as the record date (the "Record Date") for determining the holders of Common Stock and Series B and Series C Preferred Stock entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were outstanding 3,547,284 shares of Common Stock, 3,096 shares of Series B Preferred Stock and 10,000 shares of Series C Preferred Stock, the only outstanding securities of the Company entitled to vote at the Special Meeting. The 675,000 shares of Series D Preferred Stock and 1,949,950 shares of Series E Preferred Stock, although normally entitled to vote on all matters to come before a vote of the Stockholders, are precluded by the Designations of Rights and Preferences (the "Designations") governing the Series D and E Preferred Stock from voting on either of the Proposals at the Special Meeting to add the right to convert such shares into the Common Stock. These provisions in the Designations were required by the American Stock Exchange in order to avoid giving the holders of the Series D and E Preferred Stock the right to vote on the conversion of their own shares and to restrict the vote to the Stockholders who could have voted on the issuance of the shares if they originally contained the conversion right. However, the owners of the Series D and E Preferred Stock who also own shares of Common Stock and Series B and C Preferred Stock will be allowed to vote their shares of Common Stock and Series B and C Preferred Stock at the Special Meeting. See "Description of Capital Stock" and Exhibits B and C, the Designations of Rights and Preferences governing the Series D and E Preferred Stock. On the record date the Common Stock, Series B and Series C Preferred Stock were held by approximately 3,900, 17 and 1 Stockholders of record, respectively. All share numbers in this Proxy Statement have been adjusted to reflect the one-for-five reverse split of the Common Stock on December 1, 1995. Stockholders still holding certificates representing pre-split shares should contact the Company's transfer agent, American Stock Transfer Trust Company, at 40 Wall Street, New York, New York 10005, to obtain a Letter of Transmittal for the exchange of their shares.

     For each share held on the Record Date, a holder of Common Stock or Series B or Series C Preferred Stock is entitled to one vote on all matters properly brought before the Stockholders at the Special Meeting. Such votes may be cast in person or by proxy. Abstentions may be specified as to the approval of either of the Proposals. Under the rules of the Exchange, brokers holding shares for customers have authority to vote on certain matters when they have not received instructions from the beneficial owners, and do not have such authority as to certain other matters (so-called "broker non-votes"). The Exchange rules prohibit member firms of the Exchange from voting on the Proposals without specific instructions from beneficial owners. The affirmative vote, either in person or by proxy, of the holders of more than 50% of the shares of Common Stock and Series B and Series C Preferred Stock outstanding as of the Record Date, voting as one class, is necessary to approve each of the Proposals. Accordingly, if a Stockholder abstains from voting certain shares on the approval of either of the Proposals, it will have the effect of a negative vote, but if a broker indicates that it does not have authority to vote certain shares, those shares will not be considered as shares present and entitled to vote with respect to the approval of the Proposals and therefore will have no effect on the outcome of the vote.

     On the Record Date, 1,210,000 shares of Common Stock, representing approximately 34% of shares entitled to vote at the Special Meeting, were held, through a wholly owned corporation, by James R. Gilley, President and Chief Executive Officer of the Company. An additional 667,000 shares (approximately 19% of shares entitled to vote) were held of record by Mr. Gilley, Mr. Gilley's spouse and adult children, as individuals, and a further 530,000 shares (15%) are held by Mr. and Mrs. Gilley and such adult children as trustees for various family trusts. All such persons have indicated they will vote their shares, comprising a total of more than 67% of shares outstanding, for the approval of the Proposals, which will insure such approval by the Stockholders.

     All shares of Common Stock and Series B and Series C Preferred Stock that are represented at the Special Meeting by properly executed proxies received by the Company prior to or at the Special Meeting and not revoked will be voted at the Special Meeting in accordance with the instructions indicated in such proxies. Unless instructions to the contrary are specified in the proxy, each such proxy will be voted FOR each of the Proposals to approve the right to convert the Conversion Shares.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, before the vote is taken at the Special Meeting, a written notice of revocation bearing a date later than the date of the proxy, (ii) duly executing and delivering a subsequent proxy relating to the same shares, or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation should be sent to:
Corporate Secretary, Greenbriar Corporation, 4265 Kellway Circle, Addison, Texas 75244.


                         APPROVAL OF CONVERSION SHARES

     Neither Nevada law nor the Company's Articles of Incorporation or Bylaws require Stockholder approval of the Proposals to add the right to convert Series D and E Preferred Stock into Common Stock. However, the rules of the Exchange require prior Stockholder approval as a prerequisite to listing additional shares issued in connection with an acquisition of which a director or officer has a 5% or greater interest or where the potential increase of Common Stock is 20% or more. Both conditions are raised in the conversion of the Series D and E Preferred Stock, and consequently the Stockholders are being asked to approve the Proposals at the Special Meeting.

THE WEDGWOOD ACQUISITION AND THE SERIES E PREFERRED STOCK

     Until 1994, the Company's business was the acquisition, operation and sale of retirement, nursing and other health care facilities, as well as commercial real estate, and the manufacture and sale or lease of mobility assistance equipment, which it conducted under the name "Medical Resource Companies of America." During 1994 the Company began a series of steps to focus its business on the development, management and ownership of assisted living facilities. The Company's historical businesses during the past five years have been ownership and operation of skilled nursing and retirement centers, real estate investments and manufacture and leasing of electric convenience vehicles and wheelchairs. The nursing and retirement centers and convenience vehicle businesses have been sold, and the real estate investments are being liquidated. Revenues and earnings in years prior to 1996 are attributed to these prior businesses. During 1994, the Company began independently to develop its assisted living business, began construction of its first assisted living facility in July 1995, and opened such facility to residents on May 30, 1996. By July 1, 1996, the Company (not including the properties of Wedgwood) had three additional assisted living facilities under construction and nine under development. In order to increase the Company's presence in the assisted living industry, the Company acquired Wedgwood in March 1996. Wedgwood and its principals owned various interests in 15 predecessor entities, each of which owned, leased or managed at least one assisted or independent living facility. As a result of the Wedgwood Acquisition, the Company now owns these entities and owns, leases or manages their facilities. All entities are owned 100% by the Company except for one facility owned 40% by minority owners and two entities owned 51% by Victor L. Lund. The Company has an option to purchase Mr. Lund's interests for $10,000.

     The consideration for the Wedgwood Acquisition was 1,949,950 shares of Series E Preferred Stock, having an issue price and liquidation value of $18,552,000, and $220,000 in cash and notes to the sellers (the "Sellers"), who consisted of 20 persons, all of whom were previously unrelated to the Company. Such purchase price was determined through arms' length negotiations. The Sellers include the following persons who owned either 5% or more of Wedgwood or who were officers or directors of Wedgwood.

                           Number of
                           Shares of         Percentage              Current
                           Series E         of Series E          Relationship to
      Seller            Preferred Stock   Preferred Stock          the Company
- --------------------    ---------------   ---------------    ------------------------
Victor L. Lund                1,457,953              75.8%   Director
Adult Children of
 Victor L. Lund                  78,828               4.0%   None
Paul W. Dendy                    19,360               1.0%   Executive Vice President
                                                              and Director
Mark W. Hall                     84,442               4.4%   Executive Vice President
                                                              and Director
Teresa L. Waldroff               24,920               1.3%   Vice President-Operations
                                                              of Wedgwood
                              ---------              -----
                              1,665,503              86.5%

     It was the original intention of the parties to issue Common Stock of the Company in exchange for the Wedgwood properties. However, the parties mutually desired to conduct the acquisition rapidly in order to take advantage of the opportunities available in the assisted living industry following their consolidation. Wedgwood urgently needed access to capital in order to pursue its plans for the acquisition and construction of assisted living facilities, and the Company desired to accelerate its entry into the assisted living market to keep pace with a rapidly consolidating and growing industry. Because the Stockholder vote required to approve the issuance of Common Stock would have delayed the acquisition by an unreasonable interval in the judgment of management of both Companies, and because such approval was assured because of the level of ownership of the Company's Common Stock by its management, the parties structured the acquisition to be made in exchange for Series E Preferred Stock that could be issued without Stockholder approval and becomes convertible only following Stockholder approval of such right.

     As an additional inducement for Victor L. Lund to enter into the acquisition with Greenbriar, Greenbriar assumed or agreed to indemnify him against indebtedness incurred in connection with the acquisition and development of the properties of Wedgwood including, approximately $43,200,000 for which he had issued his personal guarantees.

     In connection with the Wedgwood Acquisition, the Company entered into a Construction Management Agreement with Victor L. Lund pursuant to which Mr. Lund agreed to serve, for three years following closing of the Wedgwood Acquisition, as a construction manager to oversee construction for the Company of up to 20 assisted living facilities, including those that provide Alzheimer's care, during the term of the agreement. Mr. Lund will receive monthly fees based on the percentage of completion of each facility with a total fee of $150,000 for each facility successfully completed, less any profits or distributions paid to Mr. Lund from any partnership or limited liability company in which Mr. Lund and the Company both own equity interests. Mr. Lund is responsible for paying the costs of any construction supervisors or similar on site personnel employed by him to satisfy his oversight duties to the Company. Mr. Lund owns a 51% equity interest and the Company owns a 49% equity interest in two limited partnerships. The Company has also entered into employment agreements with Mr. Dendy for three years and Mr. Hall and Ms. Waldroff for one year.

     Proposal I requires Stockholder approval because under the rules of the Exchange the effect of authorizing the conversion right is an additional listing with the Exchange of shares issuable in connection with an acquisition that will represent more than 20% of shares of Common Stock previously outstanding.

     Certain financial information of the Company and Wedgwood, on an historical and pro forma basis, is included elsewhere in this Proxy Statement.

Acquisition of Shopping Center and the Series D Preferred Stock

     It was important to the Sellers that the Wedgwood Acquisition not result in taxable gain to them. Because Wedgwood was formed from the consolidation of 16 separate legal entities, the only structure that was deemed suitable to achieve a tax free transaction was a contribution to a controlled corporation under
Section 351 of the Internal Revenue Code of 1986. The Sellers would not have been in control of the Company following the Wedgwood acquisition, and it was necessary to have additional assets contributed to the Company by others in exchange for equity securities such that the Sellers together with the others contributing assets would together control more than 80% of the voting power of the Company following the transaction.

     In order to satisfy these objectives, a material part of the Wedgwood acquisition included the contribution of a shopping center property in Winston-Salem, North Carolina to the Company in exchange for additional shares of voting stock. Such shopping center was owned by James R. Gilley and certain of his affiliates and family members. The following table reflects the number and percentage of shares of Series D preferred Stock issued to each of them in exchange for their respective interests in the contributed shopping center as well as the number of shares of Common Stock into which such shares of Series D Preferred Stock are convertible:



                                      Number of                                   Shares of Common
                                      Shares of          Percentage               Stock Into Which
                                       Series D          of Series D             Series D Preferred
            Seller                Preferred Stock      Preferred Stock          Stock is Convertible
            ------                ---------------      ---------------          --------------------
JRG Investment Co., Inc.(1)               355,927                  52.7%                177,963
Sylvia M. Gilley(2)                       157,613                  23.3%                 78,806
The April Trust(3)                        117,653                  17.5%                 58,827
W. Michael Gilley(4)                       37,057                   5.5%                 18,529
James R. Gilley                             6,750                   1.0%                  3,375
                                          -------                 -----                 -------
                                          675,000                 100.0%                337,500

_________________

(1)  Nevada corporation wholly owned by James R. Gilley.
(2)  Spouse of James R. Gilley.
(3)  Grantor trust for benefit of James R. and Sylvia M. Gilley.
(4)  Adult son of James R. and Sylvia M. Gilley.

     The shopping center was valued at $3,375,000 based on an independent appraisal prepared by the firm of Pinnacle Consulting Group, Inc., Dallas, Texas, a copy of which (without exhibits) is attached hereto as Exhibit A. Shares of Series D Preferred Stock were issued at an issue price and liquidation value of $5.00 per share, and will become convertible at a rate of two shares of Series D Preferred Stock for one share of Common Stock or an equivalent Common Stock conversion rate of $10.00 per share. The $10.00 equivalent per share conversion rate is approximately the same equivalent per share conversion rate attributed to the Series E Preferred Stock, which was determined through arms' length negotiations.

     James R. Gilley was faced with certain conflicts of interest in determining to accept the Series D Preferred Stock in exchange for the shopping center. The exchange, including the equivalent per share conversion rate, issue and liquidation price, and voting rights attributed to the Series D Preferred Stock as a part of the tax planning for the Wedgwood Acquisition, was approved by the Conflicts of Interest Committee of the Board of Directors and by the full Board of Directors, with Mr. Gilley and W. Michael Gilley abstaining. See "Description of Capital Stock - Terms of Series D Preferred Stock".

     Acquisition of the shopping center has been recorded on the financial statements of the Company at approximately $2.3 million, which is the cost of such property to the holders of Series D Preferred Stock. The net profit from the operation of the shopping center will be sufficient to cover the dividends payable on the Series D Preferred Stock. As of July 15, 1996, the Company has determined to market the property for sale.

     Proposal II requires Stockholder approval because under the rules of the Exchange the effect of authorizing the conversion right is an additional listing with the Exchange of shares issuable to insiders in connection with an acquisition that will represent more than 5% of shares of Common Stock outstanding.

Proposals to Approve Conversion Shares

     The Company is submitting the two Proposals to the Stockholders for approval. Proposal I will be the right of the holders of the Series E Preferred Stock to convert their shares into shares of Common Stock pursuant to the terms of the Designation of the Series E Preferred Stock. Proposal II will be the right of the holders of Series D Preferred Stock to convert their shares into shares of Common Stock pursuant to the terms of the Designation of the Series D Preferred Stock. Stockholders may vote for or against or abstain from voting on either or both Proposals.

     In considering their vote on the Proposals, Stockholders should give special consideration to the following matters:


     Effect on Outstanding Voting Shares. Prior to conversion of the Series D and E Preferred Stock, there are a total of 6,185,766 shares having voting rights, of which 3,547,284 shares (57.3%) are Common Stock, 675,000 shares (10.9%) are Series D Preferred Stock, and 1,949,950 shares (31.5%) are Series E Preferred Stock. Following full conversion of the Series D and E Preferred Stock, there will be 5,523,274 shares having voting rights, and the voting percentage of the current holders of Common Stock will increase to 64.9%, while the voting percentage of the Common Stock issued in respect to the converted Series D and E Preferred Stock will decrease to 6.1% and 29.4%, respectively.

     Assured Approval of Proposals. Mr. Gilley has committed to the Sellers that he and his family members would vote their shares to approve both of the Proposals. If they were precluded from doing so or failed to honor their commitment, the Company would likely face litigation from such Sellers which might include attempts to rescind the Wedgwood acquisition.

     Conflicts of Interest. In addition to the conflicts described under "- Acquisition of Shopping Center and the Series D Preferred Stock," management owning shares of Series D and E Preferred stock face conflicts of interest in their recommendation of approval of the Proposals, in that they will benefit from the ability to convert their Preferred Stock into Common Stock.

     Optional Conversion. The conversion rights contained in the Series D and E Preferred Stock are optional. The holders of the Series E Preferred Stock have indicated their intention to convert their shares into Common Stock immediately following approval by the Stockholders and have executed a power of attorney for Mr. Paul Dendy to exercise their conversion rights. Holders of Series D Preferred Stock may not under the terms of the Designation convert their shares until March 15, 1997, and then may choose to defer such conversion while collecting dividends on the Series D Preferred Stock. If so, such holders would continue to have 675,000 votes instead of 337,500 votes after conversion.


     Waiver of Rights. Stockholders should be aware that under Nevada law, any Stockholders voting in favor of the Proposals may be deemed to have waived their rights to challenge transactions contemplated by the Proposals, while Stockholders voting against the Proposals or abstaining from voting will continue to retain those rights. Any such challenge could include allegations that the controlling Stockholders of the Company engaged in insider transactions and thereby violated a fiduciary duty or duty of fairness to the Company or the other Stockholders in the valuation and terms of the issuance of the shares, and Stockholders voting in favor of these Proposals could also waive their right to bring these claims. If a majority of the unaffiliated Stockholders approve the Proposals, the controlling Stockholders may be protected from such claims on the theory that the Stockholders have ratified the actions in accordance with Nevada law and the Company's bylaws. It should also be noted that under Nevada law Stockholders do not have dissenters' rights resulting from either of the Proposals, nor do they have preemptive rights to acquire any of the Conversion Shares. The transactions by which the Company acquired Wedgwood in exchange for Series E Preferred Stock and the shopping center property from James R. Gilley and his affiliates in exchange for Series D Preferred Stock are not being submitted for Stockholder approval, and a vote in favor of the Proposals to approve conversion of the Preferred Stock should have no effect on a Stockholder's right to bring claims based on the issuance of the Preferred Stock.


Recommendation of the Board of Directors of Greenbriar

     At a meeting on February 9, 1996, the Board of Directors of Greenbriar approved the Wedgwood acquisition and, subject to receipt of an appraisal, the acquisition of the shopping center property from Mr. Gilley and his affiliates in exchange for the Series D and E Preferred Stock and determined that such actions are in the best interests of Greenbriar and its Stockholders and recommended that the Stockholders approve and adopt both of the Proposals to allow convertibility of the Series D and E Preferred Stock into Common Stock.


     In reaching its conclusion to approve the acquisitions and the Proposals, the Board of Directors considered the following factors and weighed the positive and negative attributes discussed below:



     (1) The most positive feature of the acquisition was its effect on the Company's growth strategy. Greenbriar began during 1994 to shift its focus from its historical businesses into the assisted living industry and by early 1996 had disposed of all of its businesses other than the ownership of certain investment real properties and its developmental efforts in assisted living. The acquisition of Wedgwood would immediately add 16 operating facilities and a seasoned team of management for such facilities, thereby establishing the Company as a competitor in the assisted living business. The Board of Directors discussed the Wedgwood acquisition and reviewed its structure, documentation and terms with legal counsel representing Greenbriar in the transaction. The Board considered the purchase price of Preferred Stock that would eventually be converted into Common Stock and the employment and contracting obligations to Wedgwood management. The Board of Directors concluded that these terms were in the Company's and the Stockholders' best interests. Such acquisition was believed to be compatible with the Company's strategy of growing its assisted living business through a combination of acquisitions and internal development. Management believed it was crucial to complete a sizable acquisition to become an immediate presence in the assisted living industry, and the Wedgwood acquisition was seen as a positive benefit to the Company in meeting its growth objectives. The industry is in a rapid phase of growth and consolidation, and several assisted living companies completed or initiated initial public offerings in 1995 and 1996, some of which became public after completing a series of consolidating acquisitions. The need to quickly take advantage of available opportunities led the Board of Directors to the issuance of the Series D and E Preferred Stock in order to timely conclude the transaction, and to follow the acquisition with a Stockholder vote to approve the conversion of the Series D and E Preferred Stock into Common Stock.



     (2) The Board considered the attractive prices for the Common Stock of Companies in the assisted living industry, which the market perceived as a growth industry due to the opportunities for consolidation and the increase in the base of residents in an aging population. Management believed that the Company could benefit from these trends and create a positive benefit for the Stockholders by becoming immediately established in the industry through an acquisition. The Company's Common Stock closed on the Exchange at $10.75 on December 4, 1995, the day before the Company announced its intent to acquire Wedgwood. On March 18, 1996, when the Company announced the closing of the Wedgwood acquisition, the stock price closed at $16.38.



     (3) The Board of Directors analyzed the Wedgwood acquisition on the assumption that the only consideration being issued by the Company would be Common Stock. The decision to issue Series E Preferred Stock pending receipt of Stockholder approval was not the preferred method of acquiring the Company, but was viewed as a means of concluding the acquisition quickly. Because Stockholder approval of such issuance was assured, the Board concluded that it was in the best interest of the Stockholders and Company to defer approval of the conversion feature to enable issuance of the Common Stock. Although such step added to the complexity of the transaction, the Sellers of Wedgwood approved the sale only on this basis, and would not have sold Wedgwood in exchange for the Series E Preferred Stock unless approval of the issuance of the Common Stock upon conversion following approval of the Company's Stockholders was assured.



     (4) The Board of Directors reviewed the issuance of the Series D Preferred Stock to James R. Gilley and his affiliates in exchange for the shopping center property. The Board determined to approve such issuance and the Proposal with respect to the conversion thereof, based primarily on the inability to structure the Wedgwood acquisition to be tax free to the Wedgwood sellers without a contemporaneous contribution of significant assets to the Company by a seller who, considered together with the sellers of Wedgwood, would control more than 80% of the voting stock of the Company after the contributions. No one was available who could satisfy this need other than the Gilley parties, who were already significant owners of the Company's voting stock. The requirement to take this step was viewed as a negative feature of the transaction because it created an insider transaction and added an asset to manage outside of the Company's core business. The Company would not have entered into the transaction to acquire the shopping center otherwise than because of the need to enable a tax free transaction to the Wedgwood Sellers, which was an important feature of the acquisition to such Sellers. To minimize the adverse effect of the conflicts of interest inherent in the shopping center transaction, the Conflict of Interest Committee of the Board of Directors considered and approved the transaction. As part of its consideration, such committee obtained an independent appraisal of the shopping center (attached hereto as Exhibit A).


                         DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Greenbriar consists of 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, par value $.10 per share (the "Authorized Preferred Stock"). The authorized Preferred Stock may be designated in series, and five series of Preferred Stock have been designated, four of which are outstanding.

Common Stock.

     The holders of Common Stock have no preemptive, conversion or redemption rights. The outstanding shares of Common Stock are fully paid and nonassessable. The holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Company has not paid cash dividends on the Common Stock during the last two fiscal years, and the Board of Directors currently intends to retain earnings for further development of its business and not to pay cash dividends on the Common Stock in the foreseeable future. No dividends can be paid on the Common Stock while dividends are in arrears on any Series of Preferred Stock. The Company is not currently in arrears on any dividends payable on the Preferred Stock. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of Stockholders and do not possess cumulative voting rights. The registrar and transfer agent for the Common Stock is American Stock Transfer and Trust Company, New York, New York.

Terms of Series D Preferred Stock.

     The Board of Directors has approved the designation of the Series D Preferred Stock consisting of 675,000 shares and having the rights and preferences summarized below. The Series D Preferred Stock is a separate series of Preferred Stock within the 10,000,000 shares of authorized Preferred Stock of the Company. Following is a brief summary of certain provisions of the Series D Preferred Stock. A full statement of the rights and preferences of the Series D Preferred Stock is set forth in Attached Exhibit B.

     Dividends. Series D Preferred Stock bear dividends at the rate of 9.5% per annum on the Issue Price (defined below) thereof, payable quarterly. At the election of the Board, dividends may be accumulated and will be payable in cash when and as declared by the Board. No dividends may be paid or declared (other than a dividend payable in Common Stock), and no distribution (of other securities or any other property) may be made, on Common Stock or any other class or series of stock ranking junior to the Series D Preferred Stock while any dividends on Series D Preferred Stock remains accumulated and unpaid. No Common Stock or any other class or series of stock ranking junior to the Series D Preferred Stock may be redeemed or purchased by the Company while any dividends on Series D Preferred Stock remains accumulated and unpaid.

     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, the holder of each share of Series D Preferred Stock then outstanding will be entitled to be paid, along with and pari passu with the holders of Series A, B, C and E Preferred Stock an amount in cash equal to $5.00 (the "Issue Price") for each share of such Series D Preferred Stock, together with any accumulated and unpaid dividends thereon, before any distribution or payment on Common Stock. Thereafter, the holders of Common Stock then outstanding will together be entitled to receive ratably all the remaining assets of the Company.

     Redemption. Provided there are no accumulated and unpaid dividends on Series D Preferred Stock, the Series D Preferred Stock may be redeemed at the Issue Price at any time by the Company upon written notice to the record holders thereof.

     Conversion. The Designation of Rights and Preferences governing the Series D Preferred Stock provides that following approval at the Special Meeting, each two shares of Series D Preferred Stock will be convertible, at the option of the holder thereof at any time commencing one year following the date of issuance thereof, into one share of Common Stock. Such initial conversion rate will be subject to certain anti-dilution adjustments from time to time for stock splits, stock dividends, reclassifications and similar items affecting the number of outstanding shares of Common Stock so as to fairly and equitably preserve as reasonably as possible the original conversion rights of the Series D Preferred Stock. The 675,000 shares of D Preferred Stock will initially be convertible into 337,500 shares of Common Stock.

     Voting Rights. Holders of Series D Preferred Stock have the right to vote together with the holders of Common Stock, and not as a separate class (except as hereafter described), on any matters to come before the vote of Stockholders, and each share of Series D Preferred Stock is entitled to one vote, or an aggregate of 675,000 votes, whereas if the Series D Preferred Stock is converted at the initial conversion rate into 337,500 shares of Common Stock, the former holders of Series D Preferred Stock will have an aggregate of only 337,500 votes. In addition, holders of Series D Preferred Stock, voting as a separate class by majority vote, must approve any amendment to the Designation of Rights and Preferences of Series D Preferred Stock, to (i) increase or decrease the number of authorized shares of Series D Preferred Stock, (ii) increase or decrease the Issue Price, (iii) effect an exchange, reclassification or cancellation of all or part of the shares of Series D Preferred Stock, (iv) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into shares of Series D Preferred Stock, (v) change the designations, preferences, limitations, or relative rights of the Series D Preferred Stock, (vi) change the shares of Series D Preferred Stock into the shares of another class, or (viii) cancel or otherwise affect accumulated but undeclared dividends on the Series D Preferred Stock. Holders of Series D Preferred Stock do not have the right to vote at the Special Meeting for approval of the Proposal, but will be asked to consent to the action of the Stockholders at the Special Meeting, if approved.

     Preemptive Rights. Except with respect to the anti-dilution rights referenced above under "Conversion", no holder of Series D Preferred Stock will be entitled as a matter of right to subscribe or receive additional shares of any class of stock of the Company, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into such stock.

     Ownership by Officers and Directors. 100% of the Series D Preferred Stock is held by James R. Gilley and certain family members and affiliates of James R. Gilley. See "Principal Stockholders and Security Ownership of Management Before and After Conversion."

Terms of Series E Preferred Stock.

     Greenbriar's Board of Directors has approved the designation of the Series E Preferred Stock consisting of 1,949,950 shares and having the rights and preferences summarized below. The Series E Preferred Stock is a separate series of preferred stock within the 10,000,000 shares of authorized Preferred Stock of the Company. Following is a brief summary of certain provisions of the Series E Preferred Stock. A full statement of the rights and preferences of the Series E Preferred Stock is set forth in Attached Exhibit C.

     Dividends. Series E Preferred Stock will bear no dividend except that a 12% cumulative dividend shall commence 27 months following the date of issue if the conversion right is not approved. No dividends may be paid or declared (other than a dividend payable in Common Stock), and no distribution (of other securities or any other property) may be made, on Common Stock or any other class or series of stock ranking junior to the Series E Preferred Stock while any dividends on Series E Preferred Stock remains accumulated and unpaid. No Common Stock or any other class or series of stock ranking junior to the Series E Preferred Stock may be redeemed or purchased by the Company while any dividends on Series E Preferred Stock remain accumulated and unpaid.

     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, the holder of each share of Series E Preferred Stock then outstanding will be entitled to be paid, along with and pari passu with the holders of Series A, B, C and D Preferred Stock an amount in cash equal to $9.514 (the "Issue Price") for each share of such Series E Preferred Stock, together with any accumulated and unpaid dividends thereon, before any distribution or payment on Common Stock. Thereafter, the holders of Common Stock then outstanding will together be entitled to receive ratably all the remaining assets of the Company.

     Redemption. Provided there are no accumulated and unpaid dividends on Series E Preferred Stock, the Series E Preferred Stock may be redeemed at the Issue Price at any time by the Company upon written notice to the record holders thereof on the Company's books.

     Conversion. The Designation of Rights and Preferences governing the Series E Preferred Stock provides that following approval of the Stockholders at the Special Meeting, each 1.2 shares of Series E Preferred Stock will be convertible, at the option of the holder thereof, into one share of Common Stock. If so converted, the 1,949,950 shares of Series E Preferred Stock will convert into 1,624,958 shares of Common Stock.

     Voting Rights. Holders of Series E Preferred Stock have the right to vote together with the holders of Common Stock, and not as a separate class (except as hereafter described), on any matter to come before the vote of Stockholders, and each share of Series E Preferred Stock is entitled to one vote, or an aggregate of

1,949,950 votes. However, if the Series E Preferred Stock is converted into 1,624,958 shares of Common Stock, the former holders of Series E Preferred Stock will hold an aggregate of only 1,624,958 votes. In addition, Holders of Series E Preferred Stock, voting as a separate class by majority vote, must approve any amendment to the Designation of Rights and Preferences of Series E Preferred Stock to (i) increase or decrease the number of authorized shares of Series E Preferred Stock, (ii) increase or decrease the Issue Price, (iii) effect an exchange, reclassification or cancellation of all or part of the shares of Series E Preferred Stock, (iv) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into shares of Series E Preferred Stock, (v) change the designations, preferences, limitations, or relative rights of the Series E Preferred Stock, (vi) change the shares of Series E Preferred Stock into the shares of another class, or (viii) cancel or otherwise affect accumulated but undeclared dividends on the Series E Preferred Stock. Holders of Series E Preferred Stock do not have the right to vote at the Special Meeting, but will be asked to consent to the action of the Stockholders at the Special Meeting, if approved.

     Preemptive Rights. Except with respect to the anti-dilution rights referenced above under "Conversion", no holder of Series E Preferred Stock will be entitled as a matter of right to subscribe or receive additional shares of any class of stock of the Company, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into such stock.

     Ownership of Directors and Officers. See "Principal Stockholders and Security Ownership of Management Before and After Conversion."

                 PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP
                   OF MANAGEMENT BEFORE AND AFTER CONVERSION

Securities Ownership of Certain Beneficial Owners

     The following table sets forth as of June 30, 1996, certain information with respect to all Stockholders known by the Company to own beneficially more than 5% of the outstanding Common Stock and Series C, D and E Preferred Stock (which are the only outstanding classes of voting securities of the Company, except for Series B Preferred Stock), as well as information with respect to the Company's Common Stock and Series C, D and E Preferred Stock owned beneficially by each director, which includes James R. Gilley, Gene S. Bertcher, Robert L. Griffis and W. Michael Gilley, constituting all executive officers whose compensation from the Company in 1995 exceeded $100,000, and by all directors and executive officers as a group. Unless otherwise indicated, each of such Stockholders has sole voting and investment power with respect to the shares beneficially owned. The number of shares of Series B Preferred Stock outstanding and convertible into Common Stock is immaterial and no information has been provided below regarding Series B Preferred Stock ownership. All shares of Common Stock have been adjusted for the 1 for 5 reverse split effected in December 1995.

                                            Preferred Stock                             Common Stock
                                       -------------------------     -----------------------------------------------------------
                                                                                            Number of Shares--
                                       Number            Percent     Number       Percent     Assuming Full             Percent
Name and Address                       of                of          of           of          Conversion of Preferred   of
of Beneficial Owner                    Shares            Series      Shares       Class       Stock by Holders          Class
- ----------------------------------     ----------       -------     --------      ------      -----------------------   --------
                                       Series D Preferred Stock(2)
                                       ---------------------------
James R. Gilley                         637,943(4)         94.5%     2,346,000(5)     62.4%                 2,664,971      46.7%
4265 Kellway Circle
Addison, TX  75244


                                            Preferred Stock                             Common Stock
                                       -------------------------     -----------------------------------------------------------
                                                                                            Number of Shares --
                                       Number            Percent     Number       Percent     Assuming Full             Percent
Name and Address                       of                of          of           of          Conversion of Preferred   of
of Beneficial Owner                    Shares            Series      Shares       Class       Stock by Holders          Class
- ----------------------------------     ----------       -------     --------      ------      -----------------------   --------
Sylvia M. Gilley                         637,943(4)        94.5%     2,346,000(5)     62.4%                 2,664,971      46.7%
13711 Creekside Place
Dallas, TX  75248

W. Michael Gilley                         37,057(6)         5.5%       261,000(6)      7.3%                   279,528       5.1%
4265 Kellway Circle
Addison, TX  74244

                                       Series E Preferred Stock(3)
                                       ---------------------------
Victor L. Lund                         1,457,953           75.8%             -           -                  1,214,961      22.1%
816 N.E. 87th Ave.
Vancouver, WA  98664

Paul W. Dendy                             19,360            1.0%        10,000(10)     0.3%                    26,133       0.5%
816 N.E. 87th Ave.
Vancouver, WA  98664

Mark W. Hall                              84,442            4.4%        10,000(10)     0.3%                    80,368       1.5%
816 N.E. 87th Ave.
Vancouver, WA  98664

Gene S. Bertcher                               -              -         80,000(7)      2.2%                    80,000       1.5%
4265 Kellway Circle
Addison, TX  75244

Robert L. Griffis                              -              -         30,000(8)      0.9%                    30,000       0.5%
4265 Kellway Circle
Addison, TX  75244

Michael E. McMurray                            -              -              -           -                          -         -
5330 Merrick Rd.
Massapequa, NY  11758

Matthew G. Gallins                             -              -         24,000(9)      0.7%                    24,000       0.4%
715 Stadium Drive
Winston-Salem, NC  27101

Paul G. Chrysson                               -              -              -           -                          -         -
1045 Burke Street
Winston-Salem, NC  27101

Richards D. Barger                             -              -            200           -                        200         -
945 San Marino Ave.
San Marino, CA  91108

Steven R. Hague                                -              -              -           -                          -         -
1650 Bank One Tower
221 W. Sixth Street
Austin, TX  78701


                                            Preferred Stock                             Common Stock
                                       -------------------------     -----------------------------------------------------------
                                                                                            Number of Shares --
                                       Number            Percent     Number       Percent     Assuming Full             Percent
Name and Address                       of                of          of           of          Conversion of Preferred   of
of Beneficial Owner                    Shares            Series      Shares       Class       Stock by Holders          Class
- ----------------------------------     ----------       -------     --------      ------      -----------------------   --------
Don C. Benton                                  -              -              -           -                          -         -
9200 Inwood Road
Dallas, TX  75220

                                       Series C Preferred Stock
                                       ------------------------

Cove Capital Corporation                  10,000(1)       100.0%             -           -                     66,667       1.2%
245 East 54th Street
New York, NY  10022
Series C, D and E Preferred Stock

All executive officers                   517,387(2)        76.6%     2,581,200        68.6%                 4,308,690      75.5%
  and directors as a group             1,586,675(3)        82.5%
  (13 persons)

____________________

(1) Represents Series C Preferred Stock which votes with Common Stock and Series B, D and E Preferred Stock as one class. Series C Preferred Stock is convertible into Common Stock at a rate of 6.67 shares of Common Stock for each share of Series C Preferred Stock.

(2) Represents Series D Preferred Stock which votes with Common Stock and Series B, C and E Preferred Stock as one class. Series D Preferred Stock is convertible into Common Stock, beginning March 15, 1997, provided holders of Common Stock and Series B and C Preferred Stock approve the convertibility feature by a majority vote at the Special Meeting, at a rate of one share of Common Stock for two shares of Series D Preferred Stock.

(3) Represents Series E Preferred Stock which votes with Common Stock and Series B, C and D Preferred Stock as one class. If holders of a majority of the outstanding Common Stock and Series B and C Preferred Stock approved the conversion feature for the Series E Preferred Stock at the Special Meeting, it will be convertible at a rate of one share of Common Stock for
     1.2 shares of Series E Preferred Stock.

(4) Consists of 355,927 shares owned by JRG Investments Co., Inc., a corporation wholly owned by James R. Gilley ("JRG"), 157,613 shares owned by Sylvia M. Gilley, 117,653 shares owned by a grantor trust for the benefit of Mr. and Mrs. Gilley and 6,750 shares owned by James R. Gilley. Sylvia M. Gilley is the spouse of James R. Gilley. Other than shares owned by the trust, JRG and Mrs. Gilley disclaim any beneficial ownership in the shares owed by each other.

(5) Consists of 1,210,000 shares of Common Stock owned by JRG, 400,000 shares of Common Stock by a grantor trust for the benefit of James R. and Sylvia
     M. Gilley, options to James R. Gilley to purchase 200,000 shares of Common Stock at $10.75 per share, exercisable through December 1, 2000, and 536,000 shares of Common Stock owned of record by Mrs. Gilley. Other than shares owned by the grantor trust, Mrs. Gilley disclaims any beneficial ownership of the shares owned by Mr. Gilley and JRG. Mr. Gilley and JRG disclaim beneficial ownership of the shares owned by Mrs. Gilley. Mr. Gilley and JRG have pledged 1,166,363 shares of Common Stock, and Mr. Gilley has pledged all of his shares in JRG, to MS Holding Corp., a nonaffiliated entity, as collateral for repayment of a $5,700,000 promissory note payable by JRG to MS Holding Corp. The note requires payment of annual interest only until May 23, 1997, when the principal balance and all accrued interest is due and payable. Failure to repay such note when due could have an effect on the control of the Company. Of the shares of Common Stock owned by the grantor trust, 200,000 shares were acquired by the trust from the Company in November 1993 in consideration of a $2,250,000 partial recourse promissory note executed by the grantor trust and Mr. Gilley (as co-maker). This note bears interest at an annual rate of 5.5% until November 2003, when the entire principal balance and all accrued interest is due. The note is collateralized by the 200,000 shares purchased by the grantor trust, and the grantor trust and Mr. Gilley (as co-maker) have personal recourse only for the first 20% of the principal balance.

(6) W. Michael Gilley is the adult son of James R. Gilley and Sylvia M. Gilley. Consists of 101,000 shares of Common Stock and 37,057 shares of Series D Preferred Stock owned of record, and 130,000 shares of Common Stock owned by five trusts for which Mr. Gilley acts as co-trustee for the benefit of the children and grandchildren of James R. and Sylvia M. Gilley. Of the 101,000 shares of Common Stock, 46,000 shares were issued for promissory notes of $237,500, for which 30,000 shares are currently pledged as collateral.

(7) Consists of 60,000 shares of Common Stock issued for promissory notes of $92,500, for which 13,000 shares are currently pledged as collateral, and options to purchase 20,000 shares of Common Stock for $11.25 per share vesting over nine years, of which 2,000 shares vested immediately and the remainder vest over a nine year period beginning January 1, 1994.

(8) In November 1992, Mr. Griffis obtained a loan from the Company for $75,000 which was used to exercise options to purchase 30,000 shares of the Company's Common Stock. The loan is collateralized by the shares purchased by Mr. Griffis.

(9) Consists of 20,000 shares of Common Stock owned by a trust for which Mr. Gallins acts as co-trustee for the benefit of one of the grandchildren of James R. and Sylvia M. Gilley and 4,000 shares of Common Stock owned by Matthew G. Gallins LLC.

(10) Represents options to purchase 10,000 shares of Common Stock each, one-third of which vest on each of March 15, 1997, 1998 and 1999.

                            EXECUTIVE COMPENSATION

     The following tables set forth the compensation paid by the Company for services rendered during the fiscal years ended December 31, 1995, 1994 and 1993 to the Chief Executive Officer of the Company and to the other executive officers of the Company whose total annual salary in 1995 exceeded $100,000, the number of options granted to any of such persons during 1995, and the value of the unexercised options held by any of such persons on December 31, 1995.

                          Summary Compensation Table

                                                                            Long-Term
                                                 Annual                Compensation-Number
    Name and                                  Compensation-            of Shares of Common         All Other
Principal Position              Year            Salary                Stock Underlying Options   Compensation(1)
- ------------------             -----          --------------          ------------------------   ---------------
James R. Gilley,                1995              $460,000                    200,000                 $7,500
  President and Chief           1994               460,000                          -                  6,500
  Executive Officer             1993               460,000                          -                  4,500

Gene S. Bertcher,               1995               172,500                          -                  6,500
  Executive Vice                1994               150,000                     20,000                  6,500
  President and Chief           1993               150,000                          -                  4,500
  Financial Officer

W. Michael Gilley,              1995               143,750                          -                  6,500
  Executive Vice                1994                     -                          -                      -
  President                     1993                     -                          -                      -

Robert L. Griffis,              1995               115,000                          -                  6,500
  Senior Vice President         1994               100,000                          -                  6,500
                                1993               100,000                          -                  4,500

_________________

(1)  Constitutes directors' fees paid by the Company to the named individuals.


                            Option/SAR Grants Table
                    (Option/SAR Grants in Last Fiscal Year)


                                                                                                          Potential Realizable
                                                                                                        Value at Assumed Annual
                        Number of                                                                       Rates of Stock Price
                        Securities           Percent of               Exercise                      Appreciation For Option Term
                        Underlying      Total Options Granted to       or Base       Expiration     -----------------------------
        Name         Options Granted    Employees in Fiscal Year    Price Per Share     Date           5% ($)           10% ($)
- ------------------   ---------------    ------------------------    ---------------  ----------     -------------   -------------
James R. Gilley            200,000                    95.2%             $  10.75       5/24/01       $ 2,032,000       $3,146,013
Gene S. Bertcher            20,000                       -              $  11.25      12/31/01           207,405          340,955

                             Aggregated Option/SAR
                           Exercises in Last Fiscal
                       Year and FY-End Option/SAR Values

                                                                       Number of Securities               Value of Unexercised
                                                                 Underlying Unexercised Options/         In-the-Money Options/
                                                                       SARs at 1995 FY-End                  SARs at 1995 FY-End
                               Shares Acquired   Value          -------------------------------       -----------------------------
    Name                        on Exercise    Realized         Exercisable       Unexercisable       Exercisable     Unexercisable
- ----------------------------    -----------    --------------   ------------      -------------       -----------     -------------
James R. Gilley                   -               -                 200,000                 -          $1,150,000              -

Gene S. Bertcher                  -               -                   8,000            12,000          $   42,000          $105,000

W. Michael Gilley                 -               -                       -                 -                 -                -

Robert L. Griffis                 -               -                       -                 -                 -                -

Compensation of Directors

     The Company pays each director a fee of $2,500 per year, plus a meeting fee of $1,000 for each Board and Committee meeting attended.

Stock Option Plan

     The Stock Option Committee administers the Company's 1992 Stock Option Plan, as amended (the "Plan"), which provides for grants of incentive and non-qualified stock options to the Company's executive officers, as well as its directors and other key employees. Under the Plan, options are granted to provide incentives to participants to promote long-term performance of the Company and specifically, to retain and motivate senior management in achieving a sustained increase in shareholder value. Currently, the Plan has no pre-set formula or criteria for determining the number of options that may be granted. The Stock Option Committee reviews and evaluates the overall compensation package of the executive officers and determines the awards based on the overall performance of the Company and the individual performance of the executive officers. The Company currently has reserved 217,500 shares of Common Stock for issuance under the Plan, of which 77,500 shares are covered by outstanding options as of July 1, 1996.

Employment Agreements

     Effective upon closing of the Wedgwood Acquisition, the Company entered into Employment Agreements with Paul W. Dendy, Mark W. Hall and Teresa L. Waldroff, of whom Messrs. Dendy and Hall are Executive Vice Presidents and directors of the Company. Such agreements are for a term of three years to Mr. Dendy and one year for Ms. Waldroff and Mr. Hall, respectively, following the closing of the Wedgwood Acquisition, provide for an annual salary of $125,000, subject to annual review in the case of Mr. Dendy, and customary benefits and provide that each such employee be granted options to purchase 10,000 shares of Common Stock at an exercise price per share of $11.42, which was equal to the average closing sale price for the Common Stock on the American Stock Exchange on the three days before and three days after execution of the definitive agreement for the Wedgwood Acquisition on January 30, 1996.

                                 MARKET PRICE

     The Company's Common Stock is listed on the American Stock Exchange and traded under the symbol "GBR".

As of the Record Date, there were approximately 3,900 stockholders of record of the Common Stock. The following table sets forth the high and low sales prices on the American Stock Exchange for the periods indicated.

                                             Price Range of
                                              Common Stock
                                          ------------------
                                             High      Low
                                          --------   -------
Fiscal Year Ended December 31, 1994:
First Quarter                             $ 16 1/2   $9 1/16
Second Quarter                              11 1/4    8 1/8
Third Quarter                               10 5/8    5 5/16
Fourth Quarter                             7 13/16    4 3/8

Fiscal Year Ended December 31, 1995:
First Quarter                                8 3/4    5
Second Quarter                            10 15/16    5 5/16
Third Quarter                              13 7/16    9 1/16
Fourth Quarter                             13 7/16    7 3/16

Fiscal Year Ended December 31, 1996:
First Quarter                              16  3/4    9 7/16
Second Quarter                              17 5/8   14
Third Quarter(1)                            17 3/8   15 5/8

__________________________

(1)  Through August 19, 1996.

     The above prices have been adjusted to reflect a one for five reverse split of the Common Stock that occurred on December 1, 1995.

                              PROXY SOLICITATION

     Proxies are being solicited from the Company's Stockholders by and on behalf of the Board of Directors of the Company. The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, and employees of the Company in person or by telephone, telegram, or other means of communication. Such directors, officers, and employees will not be additionally compensated for such services but may be reimbursed for out-of-pocket expenses incurred by them in connection with such solicitation. Arrangements will also be made with custodians, nominees, and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of Common Stock held of record by such persons.

                                 OTHER MATTERS

     The Board of Directors does not intend to bring any other matters before the Special Meeting and has not been informed that any other matters are to be presented to the Special Meeting by others. In the event that other matters properly come before the Special Meeting or any adjournments thereof it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgement.

                            DEADLINE FOR SUBMISSION
                         OF PROPOSALS TO BE PRESENTED
                  AT THE 1997 ANNUAL MEETING OF STOCKHOLDERS

     Any Stockholder who intends to present a Proposal at the 1997 Annual Meeting of Stockholders must file such Proposal with the Company by January 3, 1997 for possible inclusion in the Company's proxy statement and form of proxy relating to the meeting.

                          FORWARD LOOKING STATEMENTS

     Certain statements included in the Managements' Discussion and Analysis of Financial Condition and Results of Operations are forward looking statements that predict the future development of the Company. The realization of these predictions will be subject to a number of variable contingencies, and there is no assurance that they will occur in the time frame proposed. The risks associated with the potential actualization of the Company's plans include: contractor delays, the availability and cost of financing, availability of managerial oversight and regulatory approvals, to name a few.

                             FINANCIAL INFORMATION

     The consolidated financial statements of the Company and Wedgwood as of December 31, 1994 and 1995 and for each of the three years in the three year period ended December 31, 1995, included in this Proxy Statement, have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report thereon. The unaudited consolidated financial statements of the Company and Wedgwood as of June 30, 1995 and 1996 and for the six months ended June 30, 1995 and 1996, have not been audited, but in the opinion of management contain all accruals and adjustments necessary to present fairly such financial information as of such dates and for such periods. Results for the six months ended June 30, 1996 are not necessarily indicative of results that can be expected for the full year.


                                     By Order of the Board of Directors


                                     James R. Gilley,
                                     President and Chief Executive Officer

                         INDEX TO FINANCIAL STATEMENTS


GREENBRIAR CORPORATION SELECTED HISTORICAL FINANCIAL DATA............    F-3

GREENBRIAR CORPORATION MANAGEMENTS' DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS............................................    F-5

WEDGWOOD RETIREMENT INNS, INC.
SELECTED HISTORICAL FINANCIAL DATA...................................    F-11

WEDGWOOD RETIREMENT INNS, INC.'S MANAGEMENTS'
DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS..................................    F-12

PRO FORMA CONDENSED COMBINED STATEMENTS
OF OPERATIONS........................................................    F-15

Pro Forma Condensed Combined Statement of Operations for year ended
December 31, 1995....................................................    F-16
Pro Forma Condensed Combined Statement of Operations for six months
ended June 30, 1996..................................................    F-17
Notes to Pro Forma Condensed Combined Statements of Operations.......    F-18
Pro Forma Management's Discussion and Analysis of Pro Forma
Condensed Combined Statements of Operations..........................    F-18

GREENBRIAR CORPORATION

Report of Independent Certified Public Accountants...................    F-20
Consolidated Balance Sheets as of December 31, 1994
December 31, 1995 and June 30, 1996 (unaudited)......................    F-21
Consolidated Statements of Earnings for the years
ended December 31, 1993, 1994 and 1995, and for
the six months ended June 30, 1995 and 1996 (unaudited)..............    F-23
Consolidated Statements of Stockholders' Equity for
the years ended December 31, 1993, 1994 and 1995,
and the six months ended June 30, 1996 (unaudited)...................    F-24
Consolidated Statements of Cash Flows for the years
ended December 31, 1993, 1994 and 1995, and the
six months ended June 30, 1995 and 1996 (unaudited)..................    F-25
Notes to Consolidated Financial Statements...........................    F-27

WEDGWOOD RETIREMENT INNS, INC.

Report of Independent Certified Public Accountants...................    F-40
Combined Balance Sheets as of December 31, 1994
December 31, 1995 and March 31, 1996 (unaudited).....................    F-41



Combined Statements of Operations for the years
ended December 31, 1993, 1994 and 1995, and for
the three months ended March 31, 1995 and 1996 (unaudited)....  F-43
Combined Statements of Stockholders', Members',
Partners' and Owners' Deficit for the years
ended December 31, 1993, 1994 and 1995, and
the three months ended March 31, 1996 (unaudited).............  F-44
Combined Statements of Cash Flows for the years
ended December 31, 1993, 1994 and 1995,
and the three months ended March 31, 1996.....................  F-45
Notes to Combined Financial Statements........................  F-46

                            GREENBRIER CORPORATION
                      SELECTED HISTORICAL FINANCIAL DATA



     The following table sets forth selected historical consolidated financial data for the Company. The selected historical consolidated data of the Company as of December 31, 1991, 1992, 1993, 1994 and 1995, and for each of the five years in the period ended December 31, 1995, were derived from the historical consolidated financial statements of the Company, which have been audited by Grant Thornton LLP, independent auditors, whose report with respect thereto is included elsewhere in this Proxy. The selected historical consolidated financial data of the Company as of and for the six-month periods ended June 30, 1995 and 1996, were derived from unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for the unaudited periods. The results of operations for the interim periods are not necessarily indicative of results that may be expected for the full year.

                                                                                                        For the Six Months
                                            For the Year Ended December 31,                                Ended June 30,
                                     -------------------------------------------------------      -----------------------------
                                       1991       1992       1993       1994       1995                1995            1996
                                     --------   --------   --------   ---------   ----------      ------------      -----------
Statement of Earnings Data
Revenue:
  Assisted living facilities         $     -     $ 1,050    $   510    $ 7,939    $   557           $   555            $4,319
  Other                                   511          -          -          -          -                 -                47
                                     --------    -------    -------    -------    -------           -------            ------
    Total revenues                        511      1,050        510      7,939        557               555             4,366
                                     --------    -------    -------    -------    -------           -------            ------

Operating expenses:
  Assisted living facilities                -        533        279      5,059        322               276             2,706
  Lease expense                             -          -          -          -          -                 -               454
  Facility depreciation and
   amortization                             -          -          -          -          -                42               405
  Corporate, general and
   administrative                         741      1,104      2,263      3,502      2,688             1,300             1,519
                                     --------    -------    -------    -------    -------           -------            ------
                                          741      1,637      2,542      8,561      3,010             1,618             5,084
                                     --------    -------    -------    -------    -------           -------            ------

    Operating loss                       (230)      (587)    (2,032)      (622)    (2,453)           (1,063)             (718)

Other income (expense)
  Interest and dividend income             37      1,854      1,237        208      1,176               568               468
  Interest expense                       (116)      (640)         -     (2,221)      (101)              (98)             (798)
  Gain on sale of assets                  345      8,333      2,450      2,803      6,950             5,804                32
  Minority interest in earnings
   of partnership                          -          -          -          -          -                  -               (37)
  Other                                  (29)        49        140          -        239                  9               453
                                     --------    -------    -------    -------    -------           -------            ------
                                         237      9,596      3,827        790      8,264              6,283               118
                                     --------    -------    -------    -------    -------           -------            ------
Earnings (loss) from
 continuing operations
 before income tax                         7      9,009      1,795        168      5,811              5,220             (600)

Income tax expense (benefit)               -      1,440         53       (201)        94              1,775             (229)
                                     --------    -------    -------    -------    -------           -------            ------
Earnings (loss) from
 continuing operations                     7      7,569      1,742        369      5,717              3,445             (371)
Discontinued operations (net)         (1,003)      (516)      (237)     1,419         80                 12              696
                                     --------    -------    -------    -------    -------           -------            ------
Net earnings (loss)                  $  (996)   $ 7,053    $ 1,505    $ 1,788    $ 5,797            $ 3,457          $   325

Preferred stock dividend
 requirement                               -       (182)      (213)      (327)      (225)              (128)           (148)
                                     --------    -------    -------    -------    -------           -------            ------
Net earnings (loss)
 allocable to common stockholders    $  (996)    $ 6,871    $ 1,292    $ 1,461    $ 5,572           $ 3,329            $  177
                                     ========    =======    =======    =======    =======           =======            ======

Earnings (loss) per share
 Continuing operations               $   .03    $  3.56    $   .46    $   .01    $  1.55            $   .90         $  (.15)
Net earnings                         $ (4.13)   $  3.31    $   .39    $   .40    $  1.57            $   .90         $   .05

Weighted average common
  shares outstanding                     241     2,074       3,296      3,679      3,539              3,679           3,460

                                             At December 31,                          At June 30
                               ---------------------------------------------------    ----------
                                 1991        1992       1993      1994       1995       1996
                               --------   --------    -------   --------   -------    ----------
Balance Sheet Data

Cash and cash equivalents      $   130    $ 1,197    $ 1,083    $ 8,311    $ 7,199    $ 2,928
Working capital (deficit)         (612)     4,684      2,416     10,138     10,015      4,107
Total assets                    20,990     23,469     74,962     44,964     29,772     89,761
Long-term obligations,
  including current portion        477     11,449     44,056      1,489        909     38,632
Stockholders' equity             2,952      7,904     20,549     22,144     24,895     41,223

Note - Operating results for the six months ended June 30, 1996 reflect the acquisition of Wedgwood in March 1996. See Note O of notes to consolidated financial statements.

                           GREENBRIER CORPORATION'S
               MANAGEMENTS' DISCUSSION AND ANALYSIS OR FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


Overview

     During 1994, the Company began to focus its business on the development, construction, management and ownership of assisted living properties. In addition to its assisted living operations, the Company's historical businesses during the past five years have included ownership and operation of skilled nursing centers, real estate investments, and manufacture and leasing of electric convenience vehicles and wheelchairs. The nursing centers and convenience vehicle businesses have been sold, and the real estate investments are being liquidated. Also, in 1994 and 1995, the company sold its existing assisted living/retirement facilities. Revenues and earnings in years prior to 1996 are attributed to these prior businesses. During 1994, the Company began independently to develop its assisted living business, began construction on its first assisted living facility in July 1995, and opened such facility to residents on May 30, 1996. By August 1, 1996, the Company had seven assisted living facilities under construction (i.e., construction activities have commenced and are ongoing) and was developing eleven additional assisted living facilities (i.e., the site is under control and development activities such as site permitting, preparation of surveys, architectural plans and negotiation of construction contracts have commenced). In order to increase the Company's presence in the assisted living industry, the Company acquired Wedgwood in March 1996.

Liquidity and Capital Resources

     At June 30, 1996, the Company had working capital of $4,107,000. During the first quarter of 1996, the Company sold American Mobility Group, Inc. ("AMI"), which was a continuation of the Company's program of selling its non-strategic assets and using the proceeds to invest in existing operations. The sale of AMI is not expected to have a material impact on the Company's liquidity. In March 1996, the Company acquired Wedgwood. As of June 30, 1996, the Company had assets of $89,761,000, liabilities of $48,538,000 and stockholders' equity of $41,223,000. The Company has sufficient liquidity and capital recovery to meet its current obligations.

     Net cash used for operating activities during the six months ended June 30, 1996 was $1,422,000 principally constituting general and administrative expenses and interest expense in excess of income from real estate operations and interest income. This is a level consistent with that of operations of the prior year.

     Net cash used in investing activities during the six months ended June 30, 1996 was $4,746,000 resulting primarily from the investment in the development and construction activities of assisted living facilities.

     Net cash provided by financing activities during the six months ended June 30, 1996 was $1,897,000 resulting principally from the proceeds from leases which were used by the Company to finance the development and construction of assisted living facilities.

     During the past five years, the Company has met its needs for liquidity and capital resources primarily from the disposition of assets acquired for investment, and, to a lesser extent, from cash flow from operated businesses. The assets acquired and sold have included real estate properties acquired in the merger in 1993 with EquiVest, Inc. ("EquiVest"), six skilled nursing facilities, two retirement centers, AMI, and an eating disorder facility.

     As of June 30, 1996, the Company owned three retail centers located in Georgia and one shopping center located in North Carolina. The three retail centers are currently under contract for sale and the Company anticipates the sale will occur in the fourth quarter of 1996. The Company is seeking a buyer for the North Carolina property. The

Company anticipates that the properties will be sold for an amount which at least equals the book value of $5,432,000.

     The Company has financed the construction of its assisted living facility in Denison, Texas with approximately $3,200,000 of its own cash, and is now in the process of financing the facility.

     Since January 1, 1994, these sources of cash from investment activities included approximately $18,200,000 received in January 1995 from the sale of The Fountainview retirement facility in West Palm Beach, Florida; approximately $26,600,000 in net proceeds after 1993 from the sale of the properties acquired in the merger with EquiVest; and approximately $6,900,000 in proceeds from the sale of the Rivermont retirement facility in December 1994.

     Net cash used in financing activities since January 1, 1994 have consisted primarily of repayments of mortgage indebtedness as real estate investments were sold totaling approximately $50,000,000, payments of preferred dividends totaling approximately $300,000, and repurchases of common stock totaling approximately $2,000,000, offset by additional borrowings of approximately $10,200,000 for real estate investments and working capital.

     The Company will utilize additional financing to develop additional assisted living facilities currently under construction and development. Seven facilities were under construction as of August 1, 1996. The Company is responsible for arranging financing for six of them and a development partner is responsible for arranging financing for the seventh. The six facilities for which the Company is arranging financing are subject to fixed cost construction contracts and other arrangements estimated to cost approximately $25,421,000 and are estimated to be substantially completed by June 30, 1997. The Company has eleven facilities under development which are estimated to cost approximately $41,918,000. Of the resulting total of $67,339,000 of development and construction costs that the Company is responsible for financing, the Company has financing committed for five specific facilities costing $21,530,000. The remaining development and construction costs of approximately $48,370,000 are expected to be financed from available sources as described below in the amount of $60,000,000 or from other sources the Company is seeking.

     The Company is actively negotiating to acquire twenty additional sites for the development of both assisted living and Alzheimer's facilities. There can be no assurance that any or all of these sites will be acquired and developed.

     As of August 1, 1996, the Company has loans in place or has received commitments for future financing, subject, in the case of the commitments, to final documentation, as follows:

          (i) Health Care REIT, Inc. has issued a commitment to provide $60 million of sales/leaseback financing over three years to acquire and pay 100% of the construction costs of assisted living facilities to be leased to the Company. The term of the leases will range from 11 years to 14 years plus two five year renewal options, with lease payments based upon the interest rate on U.S. Treasury notes plus 3.75%, subject to inflation adjustments not to exceed .25% per year. A 1% commitment fee is required. The Company will have the option to purchase each facility at the end of the term for its original cost plus 50% of the increase in its fair market value. As additional security to the lessor, the Company will provide a letter of credit for 5% of the amount financed, a first lien on personal property and receivables of the facility, and subordination of management fees and rentals from subtenants.

          (ii) In 1995 Health Care REIT, Inc. provided mortgage loan commitments for two facilities totaling $16,891,000. Of that amount, $4,536,000 was used to refinance one of the facilities (Camelot) and $5,625,000 is being used to construct another facility (Villa de la Rosa) which will open in the fourth quarter of 1996. The balance includes $5,160,000 to fund construction of the Camelot Assisted Living facility scheduled to begin construction in the third quarter of 1996 and $645,000 to fund certain improvements to the existing Camelot facility that is currently under construction, along with $925,000 for the construction of a second Villa de la Rosa, which is not presently scheduled for development and is not included in the development and construction total. The construction loans convert to term loans upon completion of construction. The term loans mature in seven to ten years, initially bear interest at a rate of 4.5% over the corresponding U.S. Treasury Note rate and are secured by the facilities, an assignment of leases, rents and management contract, letters of credit, and an assignment of the facilities licenses and permits.

          (iii) Commitments from First National Bank & Trust Co. of McAlester, Oklahoma of $5.2 million to provide mortgage financing for the two assisted living facilities under construction in Muskogee, Oklahoma and Sherman, Texas. Such loans require a 2% commitment fee and are payable in 10 years (but callable at the discretion of the bank in 5 years) based on a 20 year amortization, with interest at prime plus 2% (subject to a minimum interest rate of 8.70% and a maximum interest rate of 12.75%).

          (iv) In 1995 Investors Real Estate Trust ("IRET") issued a commitment to provide 100% of the construction costs up to $2,810,000 for the Sweetwater Springs, Georgia facility that is presently under construction. Upon completion the facility will be leased to the Company for a term of 15 years. In 1996 the commitment was increased by $1,540,000 to a maximum of $4,350,000 in order to provide for the construction of a second phase of the facility, consisting of 16 Alzheimer's special care units. The monthly lease payments will be based on the funded amount and on annual interest rates of 11.0% for the first five years, 12.65% for the next five years and 14.55% for the last five years of the lease. The Company has an option to purchase the facility at fair market value during the first nine months of the fourteenth year of the lease. The lease is secured by the facility.

     In addition to development and construction financing Comerica Bank-Texas has issued a commitment to provide $1,600,000 to finance buses and other vehicles to transport residents of the Company's facilities. Each vehicle will be financed at 90% of cost, and the loan for each vehicle will be amortized over 48 months. The interest rate will be prime plus one percent.

     Furthermore, the Company has announced its plans to file a registration statement for an offering of up to 5,750,000 shares of Common Stock in a firm commitment underwriting. Such filing is expected to occur before the date of the Stockholders' meeting, and the public offering to occur in September or October 1996. The offering will be made only by means of a prospectus.

     The Company believes it has adequate resources to complete its facilities currently under construction and development and currently plans to use the balance of such committed sources and its net working capital in excess of operating needs for future development of assisted living facilities.

     Future development activities of the Company are dependent upon obtaining capital and financing through various means, including financing obtained from sale/leaseback transactions, construction financing, long-term state bond financing, debt or equity offerings and, to the extent available, cash generated from operations. There can be no assurance that the company will be able to obtain adequate capital to finance its projected growth.

THREE AND SIX MONTHS ENDED JUNE 30, 1996 AS COMPARED TO THREE AND SIX MONTHS ENDED JUNE 30, 1995

     Revenues and Operating Expenses from Assisted Living Operations. Effective March 31, 1996, the Company acquired Wedgwood which operates 16 assisted living facilities in six states, with a capacity for 1,276 residents (including 111 residents who have purchased units from the Company), consisting of 15 facilities owned by the Company or in which it has ownership or leasehold interest and one facility managed for a third party. The revenue and related operating expenses from the assisted living operations reflect the operations during the second quarter of those 15 facilities as well as one facility which opened in June 1996.

                       Three Months Ended June 30, 1996
                            (Amounts in Thousands)

                                             Stabilized    Start-up
                                             Residences    Residences
                                                (1)          (2)        Total
                                             -----------   ----------   ------
     Assisted living facility income            $3,646       $ 673      $4,319
     Assisted living facility operation          2,093         613       2,706
                                                ------       -----      ------

     Gross operating income                      1,553          60       1,613

     Lease expense                                 392          62         454
     Facility depreciation and amortization        294         111         405
                                                ------       -----      ------

     Income (loss) from facility operations     $  867       $(113)     $  754
                                                ======       =====      ======

(1) Stabilized residence are those residences that have been operating for one year or have achieved stabilized occupancy of 95%.

(2) Start-up residence are those residences that have not been operating for one year and have not achieved a stabilized occupancy of 95% or more.

(3)  The Company had 11 stabilized and 5 start-up residences.

     Corporate General and Administrative Expenses. Corporate general and administrative expenses were $807,000 and $1,519,000 for the three and six months ended June 30, 1996. Expenses for the comparable period in 1995 were $611,000 and $1,300,000, respectively. The increases were due primarily to the acquisition of Wedgwood.

     Interest Expense. Interest expense for the three and six months ended June 30, 1996 was $798,000 as compared to $3,000 and $98,000, respectively, for the comparable periods in 1995. The increase in interest expense represents the interest incurred on the mortgage debt and financing obligations on the Wedgwood properties.

     Gain on Sale of Assets. Gain on sales of assets during the three and six month periods ended June 30, 1995 were $655,000 and $5,804,000, respectively. These gains were from the sale of The Fountainview in January 1995 ($5,149,000) and sale of an economic interest in a legal claim in June 1995 ($655,000).

     Discontinued Operations. Earnings from discontinued operations include both AMI, which was sold in February 1996, and the real estate operations that are for sale. AMI had losses of $29,000 and $132,000 for the three and six months ended June 30, 1995, respectively. The real estate operations had earnings of $78,000 and $116,000 for the three and six months ended June 30, 1996, respectively, and earnings of $107,000 and $144,000, respectively, for the comparable periods in 1995. The sale in the first quarter of 1996 of AMI resulted in a gain on sale, net of tax, of $580,000.

FISCAL 1995 AS COMPARED TO FISCAL 1994

     Revenues. The Company reported revenue from operations of $557,000 and net earnings of $5,797,000 or $1.57 per share for the year ended December 31, 1995 compared to revenue from operations of $7,939,000 and net earnings of $1,788,000 or $.40 per share for the year ended December 31, 1994.

     Gain on Sale of Assets. Gain on sales of assets for the year ended December 31, 1995 was $6,950,000. This compares to $2,803,000 for the year ended December 31, 1994. Absent recognition of these gains, the Company would have had losses before income taxes in both 1995 and 1994.

     In January 1995 the Company sold what was then its remaining retirement and assisted living facility, The Fountainview, at a gain of $5,149,000. The Company determined to sell it because of the increased competition in West Palm Beach and to the refinancing required as a result of the pending maturity of existing financing. During 1994 the Company owned both The Fountainview and Rivermont Retirement Center, which was sold in December 1994. The assisted living revenues and expenses for 1994 reflect the operations for both The Fountainview and Rivermont for the entire year. The assisted living revenue and expenses for 1995 reflect the operations of The Fountainview for one month.

     In June 1995 the Company sold its economic interest in a legal claim with respect to Wespac Investors Trust III. The sales price was $1,085,000 and the Company recorded a gain of $654,000. Separately, the Company acquired 49% of the outstanding Common Stock of Wespac Investors Trust III in a private transaction. The Company immediately sold its economic interest in that stock at no gain or loss.

     As part of a larger transaction that occurred in 1992 the Company received the rights to the interest on certain escrow funds in the year 2028. At the time of the transaction, for accounting purposes, the Company placed no value on that right. In August 1995 the Company sold its rights to the future interest for $1,140,000 in cash.

     General and Administrative Expense. General and administrative expenses were $2,688,000 in 1995 as compared to $3,502,000 in 1994. The most significant reason for this decrease was the sale of The Fountainview in January 1995.

     Interest Income. Interest income was $1,176,000 in 1995 as compared to $208,000 in 1994. Interest expense was $101,000 in 1995 as compared to $2,221,000 in 1994. As the Company sells assets, it increases the cash it has available for investments. The increase in interest income reflects the interest received on those investments. The decrease in interest expense was caused principally by two factors. First, when the Company sold its assets it was also relieved of the obligation to pay interest on liabilities associated with those assets. Second, the Company used certain of its available cash to pay down corporate debt which further reduced interest expense in 1995.

     Deferred Taxes: At December 31, 1995, the Company had a deferred tax asset of $2,150,000. The asset is expected to be recovered within two to three years from earnings from current operations as well as gains from sales of assets.

FISCAL 1994 AS COMPARED TO FISCAL 1993

     Revenues. The Company reported total revenues from operations of $7,939,000 and net earnings of $1,788,000 or $.40 per share for the year ended December 31, 1994 compared to total revenues from continuing operations of $510,000 and net income of $1,505,000 or $.39 per share for 1993.

     Assisted Living Facilities. During all of 1994, the Company owned and operated two assisted living/retirement facilities: The Fountainview in West Palm Beach, Florida and Rivermont Retirement Center in Norman, Oklahoma. For these two facilities, combined 1994 operating revenues were $7,939,000 and combined operating expenses were $5,059,000. Based upon the Company's business plan during 1993, these assets were classified as assets held for sale and there are, therefore, no comparative figures for 1993. During 1993, CareAmerica, Inc., a subsidiary of the Company, managed certain properties for third parties. This effort concluded during 1993. CareAmerica is no longer managing properties for others.

     Gain on Sales of Assets. Gain on sales of assets for the year ended December 31, 1994, was $2,803,000 compared to $2,450,000 for 1993. The gains in 1994 include 1,720,000 from the sale of the Rivermont Retirement facility and recognition of a $1,070,000 deferred gain which resulted from cash received relating to sales of properties in 1991 that were accounted for by the installment method. Absent recognition of these gains, the Company would have had losses before income taxes in both 1994 and 1993.

     General and Administrative Expenses. General and administrative expenses increased from $2,263,000 in 1993 to $3,502,000 in 1994. This increase was due to the consolidation of Fountainview and Rivermont. During 1993 these investments were classified as assets held for sale.

     Interest Income and Expense. Interest income decreased from $1,237,000 in 1993 to $208,000 in 1994. On March 31, 1993, the Company sold an $8.7 million mortgage bearing interest at 10%. The reduction in interest income is a result of the Company no longer receiving interest from that mortgage. Further, the Company holds a $6.7 million receivable from Southern Care Corporation. The Company is in litigation with Southern Care Corporation in which, among other things, Southern Care is challenging the enforceability of the note. As a result, the Company has ceased accruing income with respect to the note until such time as the litigation is resolved. See Item 3. "Legal Proceedings." Interest expense increased by $2,221,000 in 1994. The increase is due to the consolidation of Rivermont and Fountainview in 1994.

     Deferred Taxes. As of December 31, 1994 the Company had a deferred tax asset of $2,185,000. This asset is expected to be recovered within two to three years from earnings from current operations as well as gains from the sales of certain of the Company's assets.

EFFECT OF INFLATION

     The Company's principal sources of revenues are from resident fees from Company-owned or leased assisted living facilities and management fees from facilities operated by the Company for third parties. The operation of the facilities are affected by rental rates which are highly dependent upon market conditions and the competitive environment in the areas where the facilities are located. Compensation to employees is the principal cost element relative to the operations of the facilities. Although the Company has not historically experienced any adverse effects of inflation on salaries or other operating expenses, there can be no assurance that such trends will continue or that should inflationary pressures arise that the Company will be able to offset such costs by increasing rental rates or management fees.

                        WEDGWOOD RETIREMENT INNS, INC.
                      SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected historical financial data for Wedgwood. The selected historical combined data as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, were derived from the financial statements of Wedgwood, which have been audited by Grant Thornton LLP, independent auditors, whose report with respect thereto is included elsewhere in this Prospectus. The selected historical financial data of Wedgwood for the three month periods ended March 31, 1995 and 1996, were derived from unaudited financial statements of Wedgwood. In the opinion of management, the unaudited combined financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for the unaudited periods. The results of operations for interim periods are not necessarily indicative of results that may be expected for the full year.

                                                                              FOR THE THREE MONTHS
                                          FOR THE YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                                          -------------------------------     --------------------
                                            1993        1994        1995        1995        1996
                                          --------    --------    -------     --------    --------
                                                               (In thousands)

STATEMENT OF OPERATIONS DATA

Revenues:
  Assisted living facilities               $10,184     $12,018     $14,940     $3,493      $4,262

Operating expenses:
  Assisted living facilities                 7,542       8,585      10,916      2,431       3,182
  Depreciation and amortization                911       1,216       1,374        275         488
  General and administrative                   605         738         959        210         322
                                           -------     -------     -------     ------      ------

    Total operating expenses                 9,058      10,539      13,249      2,916       3,992
                                           -------     -------     -------     ------      ------

Operating income                             1,126       1,479       1,691        577         270

Other income (expenses)
  Interest income                               26          74         160         20          13
  Interest expense                          (1,092)     (2,191)     (2,843)      (654)       (845)
  Other                                         70          77          74          3          28
                                           -------     -------     -------     ------      ------
Net earnings (loss)                        $   130     $  (561)    $  (898)    $  (54)     $ (534)
                                           =======     =======     =======     ======      ======
                                                          At December 31,
                                                         1994        1995
                                                       --------    --------
BALANCE SHEET DATA

Cash and cash equivalents                              $   657     $   885
Working capital (deficit)                               (1,727)     (1,993)
Total assets                                            28,318      36,078
Long-term debt, including current portion               19,068      25,913
Stockholders' equity (deficit)                          (3,265)     (3,689)

                       WEDGWOOD RETIREMENT INNS, INC.'S
               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Prior to the Wedgwood's consolidation with 15 affiliated partnerships, corporations, limited liability companies and proprietorships (the "Predecessor Entities") in March 1996 (the "Consolidation"), Wedgwood's historical operating activities focused on the development and management of facilities on behalf of the Predecessor Entities and third parties. Historically, Wedgwood used a series of proprietorships, limited partnerships and limited liability companies to finance the development and construction of facilities in which it retained certain minority and majority interests. Prior to the Consolidation, except for the financial statements contained in this Prospectus, Wedgwood did not produce combined or consolidated financial statements of the separate entities. Typically, such entities incurred losses in their early years as a result of vacancies during lease-up and depreciation expenses. Over time, some of the entities achieved profitability as depreciation expense typically decreased while operating revenues and profits increased. Since its inception, Wedgwood often has experienced net losses resulting primarily from the expenses incurred to establish the infrastructure necessary to support its development program and due to the start-up losses associated with individual facilities.

RESULTS OF OPERATIONS

Three Months Ended March 31, 1996 as Compared to Three Months Ended March 31,
1995

     Revenues. Total revenues increased to $4,262,000 in 1996 from $3,493,000 in 1995, an increase of $769,000, or 22%. This increase was attributable to a 9% increase in occupancy of existing facilities and in the opening of five facilities during 1995. These five facilities accounted for $526,000, or 68%, of the revenue increase. Occupancy increases along with inflationary increases in rents charged to residents accounted for $243,000, or 32%, of the increase in revenue.

     Facility Operating Expenses. Facility operating expenses increased to $3,182,000 in 1996 from $2,431,000 in 1995, an increase of $751,000, or 31%, reflecting the expenses associated with the operation of the newly opened facilities.

     General and Administrative Expenses. General and administrative expenses increased to $322,000 in 1996 from $210,000 in 1995, an increase of $112,000, or
53%. The increase was primarily the result of additional payroll and associated costs attributable to the expansion in the number of management and support personnel.

     Depreciation and Amortization. Depreciation and amortization increased to $488,000 in 1996 from $275,000 in 1995, an increase of $213,000, or 77%. The increase is attributable to the additional facilities mentioned above.

     Interest Expense, Net. Interest expense, net, increased to $845,000 in 1996 from $654,000 in 1995, an increase of $191,000 or 30%. This reflects an increase in debt during the period of $7,798,000.

     Net Loss. Net loss was $534,000 in 1996 compared to net loss of $54,000 in 1995. The loss was primarily attributable to an increase in operating expenses as a result of facilities in lease-up.

FISCAL 1995 AS COMPARED TO FISCAL 1994

     Revenues. Total revenues increased to $14,940,000 in 1995 from $12,018,000 in 1994, an increase of $2,922,000, or 24%. This increase was primarily attributable to two acquisitions in late 1994 that were in operation for the entire 1995 period, and revenue increases from one facility in lease-up. The revenue increase from the acquired facilities amounted to $1,375,000 and $478,000 of revenues was from the facility in lease-up. A facility expanded in May of 1994 experienced a revenue increase of $321,000 from 1994 to 1995 and five new facilities opened in 1995, accounting for $578,000 of the increase from 1994. These nine facilities accounted for $2,752,000 of the increase. The balance of the increase is due to overall census/rate gains.

     Facility Operating Expenses. Facility operating expenses increased to $10,916,000 in 1995 from $8,585,000 in 1994, an increase of $2,331,000, or 27%, reflecting the expenses associated with the operation of the acquired and expanded facilities previously described.

     General and Administrative Expense. General and administrative expenses increased to $959,000 in 1995 from $738,000 in 1994, an increase of $221,000, or
30%. The increase was primarily the result of additional payroll and associated costs attributable to the expansion in the number of management and support personnel.

     Depreciation and Amortization. Depreciation and amortization increased to $1,374,000 in 1995 from $1,216,000 in 1994, an increase of $158,000, or 13%. The increase was attributable to the depreciation related to property and equipment acquired during 1995 and late 1994.

     Interest Expense, Net. Interest expense, net, was $2,843,000 in 1995 as compared to $2,191,000 in 1994, an increase of $652,000, or 30%. The increase was attributable to an increase in total debt incurred by the Company during the period of $7,798,000, plus debt related to facilities acquired in late 1994.

     Net loss. The net loss in 1995 was $898,000 as compared to $561,000 in 1994, an increase of $337,000. The net loss increase was primarily attributable to an increase in operating expenses and interest expense as a result of acquisitions and expansion of facilities.

FISCAL 1994 AS COMPARED TO FISCAL 1993

     Revenues. Total revenues increased to $12,018,000 in 1994 from $10,184,000 in 1993, an increase of $1,834,000, or 18%. This increase was partly attributable to acquisitions of three facilities during 1994, which accounted for $871,000, or 47.5% of the increase, expansion of another facility during the year which experienced a revenue increase of $362,000 and continued lease-up of a fifth facility which gained $450,000 in revenue compared to the prior year. Together these five facilities accounted for $1,683,000 of the revenue increase, or 16.5%. The balance of the revenue increase, amounting to $151,000, or 1.5%, was primarily due to net occupancy gains or losses and inflationary increases in rents charged to residents at existing facilities.

     Facility Operating Expenses. Facility operating expenses increased to $8,585,000, in 1994 from $7,542,000 in 1993, an increase of $1,043,000, or 14%, reflecting the expenses associated with the operation of the acquired and expanded facilities previously described, partially offset by the greater efficiencies of the facility in lease-up and at other facilities.

     General and Administrative Expenses. General and administrative expenses increased to $738,000 in 1994 from $605,000 in 1993, an increase of $133,000, or 22%. The increase was primarily the result of additional payroll and associated costs relating to the expansion in the number of management and support personnel to facilitate Wedgwood's growing operations.

     Depreciation and Amortization. Depreciation and amortization increased to $1,216,000 in 1994 from $911,000 in 1993, an increase of $305,000, or 33%. Of this amount, $185,000, or 20%, related to the acquired and expanded facilities mentioned above. The balance of the increase related primarily to capital improvements at existing facilities.

     Interest Expense, Net. Interest expense, net, increased to $2,191,000 in 1994 from $1,092,000 in 1993, an increase of $1,099,000, or 101%. Of the increase, $286,000 is attributable to newly acquired facilities, $130,000 to the expanded facilities and $575,000 to refinancings/expansion of two facilities, with the balance due primarily to interest rate changes. The refinancings added $3,644,000 debt.

     Net loss. Net loss was $561,000 in 1994 compared to net earnings of $130,000 in 1993. The loss was primarily attributable to the increase in interest expense associated with refinancings, acquisitions and expansion of facilities.

LIQUIDITY AND CAPITAL RESOURCES

     Wedgwood has historically financed its operations with internally generated funds, short and medium-term borrowings, and capital contributions from Wedgwood's majority owner or, to a lesser extent, outside investors. In December 1994, Wedgwood obtained a loan commitment from Health Care REIT for approximately $10,341,000 to finance the development, construction and permanent financing for the Camelot Retirement Community.

     At December 31, 1995, Wedgwood's working capital deficit was $1,993,000 as compared to $1,727,000 at December 31, 1994. The increase in the working capital deficit was due primarily to an increase in current maturities of long-term obligations. Net cash provided by operating activities totaled $746,000, $807,000 and $735,000 for the years ended December 31, 1993, 1994 and 1995, respectively. These amounts represent primarily the excess of depreciation and amortization over net losses for the periods, and changes in accounts receivable and payable. Net cash used in investing activities totaled $992,000, $7,354,000 and $10,228,000 for the years ended December 31, 1993, 1994 and 1995, respectively. Most of these expenditures were for purchases of property and equipment, although $1,131,000 and $1,462,000 in 1994 and 1995, respectively, were for purchases of securities used as collateral on letters of credit supporting various long-term leasing obligations. Net cash provided by financing activities totaled $269,000, $6,619,000 and $9,721,000 for the years ended December 31, 1993, 1994, and 1995, respectively. Net cash provided by financing activities primarily represents proceeds from short-term and long-term debt. Equity contributions, net of equity distributions, totaled $698,000 for the three years ended December 31, 1995.

EFFECT OF INFLATION

     Wedgwood's principal source of revenues are from resident fees from Wedgwood-owned or leased assisted living facilities and management fees from facilities operated by Wedgwood for third parties. The operation of the facilities are affected by rental rates which are highly dependent upon market conditions and the competitive environment in the areas where the facilities are located. Compensation to employees is the principal cost element relative to the operations of the facilities. Although Wedgwood has not historically experienced any adverse effects of inflation on salaries or other operating expenses, there can be no assurance that such trends will continue or that should inflationary pressures arise that Wedgwood will be able to offset such costs by increasing rental rates or management fees.

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                                  (Unaudited)


     The following unaudited pro forma condensed combined financial information has been prepared by the Company based on the audited financial statements and the related notes thereto of the Company and Wedgwood for the year ended December 31, 1995 and the unaudited financial statements of the Company for the six months ended June 30, 1996, and Wedgwood for the three months ended March 31, 1996, included elsewhere in this Prospectus, and give effect to the Wedgwood Acquisition as though it occurred January 1, 1995, and reflect the assumptions and adjustments described in the accompanying notes. The Wedgwood Acquisition has been accounted for using the purchase method of accounting. The results of operations of Wedgwood are reflected in the historical statement of operations of the Company beginning April 1, 1996. The following unaudited pro forma condensed combined financial information is not necessarily indicative of the actual results that would have been achieved if the Wedgwood Acquisition had actually been completed as of the dates indicated, or which may be realized in the future. The pro forma statement of operations for the year ended December 31, 1995 also gives effect to the disposition of The Fountainview (January
1995). The unaudited pro forma condensed combined financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations - The Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations - Wedgwood" and the financial statements of the Company and Wedgwood and the related notes thereto included elsewhere in this Prospectus. See "Index to Consolidated Financial Statements."

       PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                Less operations
                                                    of The                                        Pro Forma
                                    Company      Fountainview(4)       Subtotal     Wedgwood      Adjustments    Combined
                                    -------     ----------------       --------     --------      -----------    --------
REVENUES
   Assisted living facilities       $   557          $  (557)           $     -       $14,940       $   -         $14,940

Expenses
   Assisted living facilities           322             (322)                 -        10,916           -          10,916
   Facility depreciation and
     amortization                         -                -                  -         1,374         (95)(1)       1,279
   General and administrative         2,688              (38)             2,650           959           -           3,609
                                    -------          -------            -------       -------       -----         -------
                                      3,010             (360)             2,650        13,249         (95)         15,804
                                    -------          -------            -------       -------       -----         -------

       Operating profit (loss)       (2,453)            (197)            (2,650)        1,691          95            (864)

Other income (expense)
   Interest and dividend income       1,176                -              1,176           160           -           1,336
   Interest expense                    (101)              73                (28)       (2,843)          -          (2,871)
   Gain on sales of assets            6,950           (5,149)             1,801             -           -           1,801
   Other                                239                -                239            94           -             333
                                    -------          -------            -------       -------       -----         -------
                                      8,264           (5,076)             3,188        (2,589)          -             599
                                    -------          -------            -------       -------       -----         -------

       Earnings (loss) from
        continuing operations
        before income taxes           5,811           (5,273)               538          (898)         95            (265)

Income tax expense                       94                -                 94             -        (184)(3)         (90)
                                    -------          -------            -------       -------       -----         -------

       Earnings (loss) from
        continuing operations         5,717           (5,273)               444          (898)        279            (175)

Preferred dividend requirement         (225)               -               (225)            -        (320)(2)        (545)
                                    -------          -------            -------       -------       -----         -------

       Earnings (loss) from
        continuing operations
        allocable to common
        shareholders                $ 5,492          $(5,273)           $   219       $  (898)      $ (41)        $  (720)
                                    =======          =======            =======       =======       =====         =======
Earnings per share
   Continuing operations            $  1.55                                                                       $ (0.20)
Weighted average number of
   common and equivalent
   shares outstanding                 3,539                                                                         3,539

See accompanying explanatory notes.

                         PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                    FOR THE SIX MONTHS ENDED JUNE 30, 1996
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 HISTORICAL
                                                       -----------------------------                                COMPANY
                                                                                                PRO FORMA          PRO FORMA
                                                       COMPANY            WEDGWOOD(5)          ADJUSTMENTS         COMBINED
                                                       -------            --------             -----------         ---------

Revenues
  Assisted living facilities                          $4,366                $4,262                $    -             $8,628

Expenses
  Assisted living facilities                           3,160                 3,182                     -              6,342
  Facility depreciation and amortization                 405                   488                   (95)(1)            798
                                                      ------                ------                 -----             ------
  General and administrative                           1,519                   322                     -              1,841
                                                      ------                ------                 -----             ------
                                                       5,084                 3,992                   (95)             8,981
                                                      ------                ------                 -----             ------

      Operating profit (loss)                           (718)                  270                    95               (353)

Other income (expense)
  Interest and dividend income                           468                    13                     -                481
  Interest expense                                      (798)                 (845)                    -             (1,643)
  Gain on sales of assets                                 32                     -                     -                 32
  Other                                                  416                    28                     -                444
                                                      ------                ------                 -----             ------
                                                         118                  (804)                    -               (686)
                                                      ------                ------                 -----             ------

      Earnings (loss) from continuing operations
        before income taxes                             (600)                 (534)                   95             (1,039)

Income tax expense                                      (229)                    -                  (167)(3)           (396)
                                                      ------                ------                 -----             ------

      Net earnings (loss) from continuing operations    (371)                 (534)                  262               (643)

Preferred stock dividend requirement                    (148)                    -                   (80)(2)           (228)
                                                      ------                ------                 -----             ------

      Earnings (loss) from continuing operations
        allocable to common shareholders               $ (519)              $ (534)                $ 182             $ (871)
                                                       ------               ------                 -----             ------

Continuing operations earnings per share               $ (.15)                                                       $ (.20)

Weighted average number of common and common
  equivalent shares outstanding                         3,460                                                         4,274

See accompanying explanatory notes.

        NOTES TO PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


A. The pro forma condensed combined financial statements reflect the acquisition by the Company in March 1996 of substantially all of the assets and liabilities of a number of companies under common control and managed by Wedgwood. The total purchase price was approximately $17,223,000, consisting of preferred stock valued at $16,203,000 and cash and transaction costs totaling approximately $1,020,000.


B.  The pro forma financial statements reflect the following adjustments:

    1. to reflect the difference in depreciation and amortization on Wedgwood property and equipment and other assets due to change in asset bases and lives under purchase accounting using lives from 5 to 35 years; Wedgwood historically had utilized lives of 5 to 28 years.


                                    Depreciation   Amortization     Total
                                    ------------   ------------     -----
Year ended December 31, 1995
  New basis                           $1,279,000    $       -    $1,279,000
  Old basis                            1,090,000      284,000     1,374,000
                                      $  189,000    $(284,000)   $  (95,000)

Six months ended June 30, 1996
  New basis                           $  393,000    $       -    $  393,000
  Old basis                              405,000       83,000       488,000
                                      $  (12,000)   $ (83,000)   $  (95,000)


    2. to reflect the dividend requirement on the Series D Preferred Stock issued in the acquisition

    3. to adjust income tax expense based upon applying the statutory tax rate to pre-tax income. If the Wedgwood acquisition had taken place at January 1, 1995, the deferred tax liabilities arising from the transaction would have eliminated the need for a change in the deferred tax asset valuation allowance at that date. Accordingly, there would have been no change in the valuation allowance during the year ended December 31, 1995 and, therefore, the effective tax rate would have approximated 38% rather than the 3% actually experienced. The Company considers the use of its net operating loss carryforwards as a result of Wedgwood acquisition to be more likely than not.


    4. In January 1995, the Company sold The Fountainview. The pro forma statement of operations reflects the operations of the Company as adjusted to reflect this disposition.


    5. The statement of operations of Wedgwood covers the three months ended March 31, 1996. Beginning April 1, 1996, Wedgwood operations are consolidated with the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS


     The acquisition of Wedgwood will give the Company an immediate presence in the assisted living industry and annual revenues exceeding $16 million from its operating facilities. Combining the statements of earnings of Wedgwood and Greenbriar does not result in significant pro forma adjustments, due to the lack of any eliminations of personnel, management, offices or facilities following the acquisition. All such personnel and infrastructure are believed to be needed to support the Company's existing assisted living facilities and its future anticipated growth and development. Such resources will be especially needed as the Company expands its presence into the South and Southwestern United States from its West coast concentration of operations. Wedgwood will continue to operate its existed assisted living facilities and develop new facilities, maintaining its offices and staff necessary to manage such operations and growth.

     Pro forma operating loss was $864,000 for 1995 and $35,000 for the six months ended June 30, 1996. Pro forma net loss for the six-month period was $643,000. The Company expects that operating losses will continue for the near term resulting from fixed operating costs and general and administration expenses during a growth phase of constructing and developing new assisted living facilities. An assisted living facility takes from six to 12 months to build, and, historically, approximately six to 12 months after licensure to reach a stabilized occupancy level of 95%.

              Report of Independent Certified Public Accountants



Board of Directors and Stockholders
Greenbriar Corporation


We have audited the accompanying consolidated balance sheets of Greenbriar Corporation and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Greenbriar Corporation and subsidiaries as of December 31, 1994 and 1995, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



GRANT THORNTON LLP


Dallas, Texas
March 8, 1996 (except for the third paragraph of Note C, as to which the date is August 16, 1996)

                            GREENBRIAR CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                 (Amounts in thousands, except per share data)


                                                              December 31,
                                                            ------------------     June 30,
                                                              1994      1995         1996
                                                            --------   -------   -----------
                                                                                 (unaudited)
                    ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                  $ 8,311   $ 7,199      $ 2,928
  Accounts receivable - trade, less allowance of
   $601 in 1994                                                1,925        23          948
  Deferred income tax benefit                                  2,185     2,150            -
  Real estate operations held for sale, at lower of cost
   or market                                                  14,889         -        5,432
  Other current assets                                         1,455     1,536        1,273
                                                             -------   -------      -------

       Total current assets                                   28,765    10,908       10,581

REAL ESTATE OPERATIONS HELD FOR SALE,
 AT LOWER OF COST OR MARKET                                    3,204     3,190            -

NET ASSETS OF MOBILITY GROUP                                   3,330     3,371            -

INVESTMENT IN SECURITIES, AT COST                              1,678     1,853        4,153

MORTGAGE NOTES RECEIVABLE                                      6,700     7,368        9,179

PROPERTY AND EQUIPMENT, AT COST
  Land                                                           100       322        7,624
  Buildings and improvements                                     767       767       48,484
  Equipment and furnishings                                      192       203        2,013
  Construction in progress                                         -     1,576        3,963
                                                             -------   -------      -------
                                                               1,059     2,868       62,084
    Less accumulated depreciation                                186       252          683
                                                             -------   -------      -------
                                                                 873     2,616       61,401

RESTRICTED CASH AND INVESTMENTS                                    -         -        3,050

OTHER ASSETS                                                     414       466        1,397
                                                             -------   -------      -------

                                                             $44,964   $29,772      $89,761
                                                             =======   =======      =======

                            GREENBRIAR CORPORATION

                 (Amounts in thousands, except per share data)


                                                              December 31,
                                                          ------------------      June 30,
                                                            1994        1995        1996
                                                          --------    -------    -----------
                                                                                 (unaudited)
         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Note payable                                            $  5,008    $     -      $     -
  Current maturities of long-term debt                         379          8          960
  Due to affiliates                                              -          -          718
  Long-term debt collateralized by properties under
   contract of sale                                          8,933          -          905
  Accounts payable - trade                                   1,149        412        1,727
  Accrued expenses                                           1,753        343        1,547
  Other current liabilities                                  1,405        130          617
                                                          --------    -------      -------
            Total current liabilities                       18,627        893        6,474

LONG-TERM DEBT                                               1,110        901       37,672

DEFERRED INCOME TAXES                                            -          -        1,309

DEFERRED GAIN                                                3,083      3,083        3,083

STOCKHOLDERS' EQUITY
  Series A cumulative preferred stock, $.10 par value;
   liquidation value of $1,085 in 1994; authorized,
   10,000 shares; issued and outstanding, 1,085
   shares in 1994                                              108          -            -
  Series B cumulative convertible preferred stock,
   $.10 par value; liquidation value of $1,351, $1,330
   and $353, respectively; authorized, 100 shares;
   issued and outstanding, 14 shares in 1994 and 1995
   and 4 shares in 1996                                          1          1            1
  Series C cumulative convertible preferred stock,
   $.10 par value; liquidation value of $2,000;
   authorized, issued and outstanding, 20 shares                 2          2            2
  Series D cumulative preferred stock, $.10 par value;
   liquidation value of $3,375; authorized,
   issued and outstanding, 675 shares in 1996                    -          -           68
  Series E cumulative preferred stock, $.10 par value;
   liquidation value of $18,552; authorized,
   issued and outstanding, 1,950 shares in 1996                  -          -          195
  Common stock, $.01 par value; authorized, 20,000
   shares; issued and outstanding, 3,708, 3,452 and
   3,478, respectively                                         185         35           35
  Additional paid-in capital                                36,442     33,957       49,846
  Accumulated deficit                                      (12,156)    (6,584)      (6,408)
                                                          --------    -------      -------
                                                            24,582     27,411       43,739
  Less stock purchase notes receivable (including
   $2,438 from related parties)                             (2,438)    (2,516)      (2,516)
                                                          --------    -------      -------
                                                            22,144     24,895       41,223
                                                          --------    -------      -------

                                                          $ 44,964    $29,772      $89,761
                                                          ========    =======      =======

The accompanying notes are an integral part of these statements.

                            GREENBRIAR CORPORATION

                      CONSOLIDATED STATEMENTS OF EARNINGS
                   (Amounts in thousands, except share data)


                                                                                   Six months
                                                 Year ended December 31,         ended June 30,
                                               -----------------------------    ---------------
                                                1993       1994       1995       1995      1996
                                               -------    -------    -------    -------    ------
                                                                                   (unaudited)
Revenue
  Assisted living facility income              $   510    $ 7,939    $   557    $   555    $4,319
  Other                                              -          -          -          -        47
                                               -------    -------    -------    -------    ------
                                                   510      7,939        557        555     4,366

Operating expenses
  Assisted living facility operations              279      5,059        322        276     2,706
  Lease expense                                      -          -          -          -       454
  Facility depreciation and amortization             -          -          -         42       405
  Corporate, general and administrative          2,263      3,502      2,688      1,300     1,519
                                               -------    -------    -------    -------    ------
                                                 2,542      8,561      3,010      1,618     5,084
                                               -------    -------    -------    -------    ------
            Operating loss                      (2,032)      (622)    (2,453)    (1,063)     (718)

Other income (expense)
  Interest and dividend income                   1,237        208      1,176        568       468
  Interest expense                                   -     (2,221)      (101)       (98)     (798)
  Gain on sales of assets                        2,450      2,803      6,950      5,804        32
  Minority interest in earnings of
   consolidated partnership                          -          -          -          -       (37)
  Other                                            140          -        239          9       453
                                               -------    -------    -------    -------    ------
                                                 3,827        790      8,264      6,283       118
                                               -------    -------    -------    -------    ------
            Earnings (loss) from continuing
             operations before income taxes      1,795        168      5,811      5,220      (600)

Income tax expense (benefit)                        53       (201)        94      1,775      (229)
                                               -------    -------    -------    -------    ------

            Earnings from continuing
             operations                          1,742        369      5,717      3,445      (371)

Discontinued operations
  Earnings (loss) from operations, net of
   income taxes                                   (237)       241         19         12       116
  Gain on disposal, net of income taxes              -      1,178         61          -       580
                                               -------    -------    -------    -------    ------

          NET EARNINGS                           1,505      1,788      5,797      3,457       325

Preferred stock dividend requirement              (213)      (327)      (225)      (128)     (148)
                                               -------    -------    -------    -------    ------

Earnings allocable to common stockholders      $ 1,292    $ 1,461    $ 5,572    $ 3,329    $  177
                                               =======    =======    =======    =======    ======

Earnings (loss) per share
  Continuing operations                           $.46       $.01      $1.55      $0.90    $(0.15)
  Net earnings                                    $.39       $.40      $1.57      $0.90     $0.05

Weighted average number of common and
 equivalent shares outstanding                   3,296      3,679      3,539      3,679     3,460

       The accompanying notes are an integral part of these statements.

                            GREENBRIAR CORPORATION

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                            (Amounts in thousands)


                                                                                                      Stock
                                Preferred stock       Common stock        Additional                purchase
                                ----------------    ------------------     paid in    Accumulated     notes     Treasury    Total
                                Shares    Amount    Shares      Amount     capital      deficit     receivable   stock     equity
                                ------    ------    ------      ------   -----------   ----------   ----------  --------   -------
Balance at January 1, 1993        944     $  94      13,398      $ 133     $21,801     $(14,118)     $     -      $(6)     $ 7,904

 Issuance of shares -
  purchased companies              13         1       3,703         37      10,020            -            -        -       10,058
 Sale of shares                     -         -       1,294         13       4,188            -       (2,250)       -        1,951
 Dividends on preferred
  stock, including imputed
  dividends of $37                118        12           -          -         123         (179)           -        -          (44)
 Losses since date of
  acquisition of subsidiaries
  previously carried at cost
   (Note B)                         -         -           -          -           -         (824)           -        -         (824)
 Purchase of treasury stock         -         -           -          -           -            -            -       (1)          (1)
 Net earnings                       -         -           -          -           -        1,505            -        -        1,505
                               ------     -----     -------      -----     -------     --------      -------      ---      -------

Balance at December 31, 1993    1,075       107      18,395        183      36,132      (13,616)      (2,250)      (7)      20,549

 Issuance of shares                 -         -         147          2         179            -         (188)       7            -
 Dividends on preferred stock,
  including imputed dividends
  of $42                           44         4           -          -         131         (328)           -        -         (193)
 Net earnings                       -         -           -          -           -        1,788            -        -        1,788
                               ------     -----     -------      -----     -------     --------      -------      ---      -------

Balance at December 31, 1994    1,119       111      18,542        185      36,442      (12,156)      (2,438)       -       22,144

 Issuance of shares                 -         -         116          1          77            -          (78)       -            -
 Conversion of preferred
  stock                            (1)        -          19          -           -            -            -        -            -
 Conversion of subordinated
  debt                              -         -          67          1         199            -            -        -          200
 Purchase of common stock           -         -      (1,226)       (12)     (1,998)           -            -        -       (2,010)
 Purchase of preferred stock   (1,085)     (108)          -          -        (976)           -            -        -       (1,084)
 Dividends on preferred stock       1         -           -          -          73         (225)           -        -         (152)
 One-for-five reverse stock
  split                             -         -     (14,066)      (140)        140            -            -        -            -
 Net earnings                       -         -           -          -           -        5,797            -        -        5,797
                               ------     -----     -------      -----     -------     --------      -------      ---      -------

Balances at December 31, 1995      34         3       3,452         35      33,957       (6,584)      (2,516)       -       24,895

 Net earnings                       -         -           -          -           -          325            -        -          325
 Conversion of preferred stock    (11)        -          38          -           -            -            -        -            -
 Purchase of common stock           -         -         (12)         -        (120)           -            -        -         (120)
 Dividends on preferred stock       1         -           -          -          69         (149)           -        -          (80)
 Issuance of preferred stock
  - purchased company           2,625       263           -          -      15,940            -            -        -       16,203
                               ------     -----     -------      -----     -------     --------      -------      ---      -------

Balances at June 30, 1996
 (unaudited)                    2,649     $ 266       3,478      $  35     $49,846     $ (6,408)     $(2,516)     $ -      $41,223
                               ======     =====     =======      =====     =======     ========      =======      ===      =======

        The accompanying notes are an integral part of this statement.

                            GREENBRIAR CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Amounts in thousands)

                                                                                        Six months
                                                      Year ended December 31,          ended June 30,
                                                    -----------------------------    ------------------
                                                     1993       1994       1995       1995       1996
                                                    -------    -------    -------    -------    -------
                                                                                        (unaudited)
Cash flows from operating activities
  Net earnings                                      $ 1,505    $ 1,788    $ 5,797    $ 3,457    $   325
  Adjustments to reconcile net earnings to net
   cash used in operating activities
     Discontinued operations                            237     (1,419)        80        (12)      (696)
     Depreciation and amortization                      533      1,306        182         76        431
     Gain on sales of assets                         (2,520)    (4,633)    (7,043)    (5,804)       (32)
     Recognition of deferred gain                         -     (1,070)         -          -          -
     Stock dividends on investment securities             -          -       (175)         -          -
     Changes in operating assets and liabilities
       Due from (to) affiliates                         (58)         -          -          3         (6)
       Accounts receivable                           (1,348)       (72)     1,902        795       (368)
       Accrued interest receivable                     (261)         -          -          -          -
       Mortgage note receivable                        (500)         -          -          -          -
       Refundable income taxes                         (945)       945          -          -          -
       Assets held for resale                           535          -          -          -          -
       Deferred income tax benefit                      846        369         35      1,781        199
       Other current and noncurrent assets             (509)    (2,381)        (9)       634       (848)
       Accrued interest payable                          56          -          -          -          -
       Income taxes payable                          (1,174)         -          -          -          -
       Accounts payable and other liabilities         1,249        818     (3,546)    (2,246)      (237)
                                                    -------    -------    -------    -------    -------

           Total adjustments                         (3,859)    (6,137)    (8,574)    (4,773)    (1,557)
                                                    -------    -------    -------    -------    -------

           Net cash provided by (used in)
            operating activities of:
              Continuing operations                  (2,354)    (4,349)    (2,777)    (1,316)    (1,232)
              Discontinued operations                    14        627        227        336       (190)
                                                    -------    -------    -------    -------    -------

           Net cash used in operating activities     (2,340)    (3,722)    (2,550)      (980)    (1,422)

       The accompanying notes are an integral part of these statements.

                            GREENBRIAR CORPORATION

                            (Amounts in thousands)


                                                                                             Six months
                                                         Year ended December 31,           ended June 30,
                                                      -------------------------------    -------------------
                                                       1993        1994        1995        1995       1996
                                                      -------    --------    --------    --------    -------
                                                                                             (unaudited)
Cash flows from investing activities
  Proceeds from sales of assets                       $ 2,539    $ 32,196    $ 21,885    $ 19,361    $   256
  Collections of notes receivable                      11,354           -           -       1,500        148
  Proceeds from sales of discontinued operations            -       6,557           -           -          -
  Additions to real estate                               (334)       (462)        (54)          -          -
  Purchase of property and equipment                     (538)       (608)     (1,809)        (43)    (5,427)
  Net cash effect of (sale) purchase of subsidiary          -        (273)          -           -        739
  Additions to notes receivable                          (544)          -        (668)     (5,478)      (459)
  Investing activities of discontinued operations           -        (344)       (348)       (374)        (3)
  Preacquisition loan to acquired company              (4,023)          -           -           -          -
  Distributions from limited partnership                  105           -           -           -          -
  Acquisition of companies, net of cash acquired           11           -           -           -          -
                                                      -------    --------    --------    --------    -------
          Net cash provided by (used in)
           investing activities                         8,570      37,066      19,006      15,714     (4,746)

Cash flows from financing activities
  Proceeds from borrowings
    Affiliates                                            625       1,000           -           -          -
    Other                                                 840      10,156           -           -      2,257
  Payments on debt
    Affiliates                                            (50)     (1,625)          -           -          -
    Other                                              (9,664)    (35,434)    (14,321)    (14,157)      (156)
  Dividends on preferred stock                            (44)       (193)       (152)        (92)       (80)
  Sale (purchase) of common and preferred stock         1,950           -      (3,095)     (2,386)      (122)
  Purchase of treasury stock                               (1)          -           -           -          -
  Other                                                     -           -           -           -         (2)
                                                      -------    --------    --------    --------    -------

          Net cash provided by (used in)
           financing activities                        (6,344)    (26,096)    (17,568)    (16,635)     1,897
                                                      -------    --------    --------    --------    -------

          NET INCREASE (DECREASE) IN CASH
           AND CASH EQUIVALENTS                          (114)      7,248      (1,112)     (1,901)    (4,271)

Cash and cash equivalents at beginning of period        1,197       1,063       8,311       8,311      7,199
                                                      -------    --------    --------    --------    -------

Cash and cash equivalents at end of period            $ 1,063    $  8,311    $  7,199    $  6,410    $ 2,928
                                                      =======    ========    ========    ========    =======

See Note D for supplemental disclosure of cash flows and noncash investing and financing transactions.

       The accompanying notes are an integral part of these statements.

                            GREENBRIAR CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations
- --------------------

As discussed in Note C, Greenbriar Corporation (formerly Medical Resource Companies of America) has disposed of substantially all of its nonassisted-living operating assets. Its business will consist of development and operation of assisted living facilities which provide housing, hospitality and personal and healthcare services to elderly individuals. At December 31, 1995, the Company had one facility under construction and sites under contract for four facilities. In March 1996, the Company acquired a business that operates 16 facilities. See Note P.

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

Principles of Consolidation
- ---------------------------

The consolidated financial statements include the accounts of Greenbriar Corporation and its majority-owned subsidiaries (collectively, the Company). All significant intercompany transactions and accounts have been eliminated.

Depreciation
- ------------

Depreciation is provided for in amounts sufficient to relate the cost of property, plant and equipment to operations over their estimated service lives. Depreciation is computed by the straight-line method.

Profit Recognition on Sales of Real Estate
- ------------------------------------------

Gains on sales of real estate are recognized when the requirements of Statement of Financial Accounting Standards No. 66, "Accounting for Sales of Real Estate," are met. Until the requirements for full profit recognition have been met, a transaction is accounted for using either the deposit, cost recovery, installment sale or financing method, whichever is appropriate under the circumstances.

Use of Estimates
- ----------------

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents
- ----------------

The Company considers all short-term deposits and money market investment with a maturity of less than three months to be cash equivalents.

Impairment of Notes Receivable
- ------------------------------

A note receivable is identified as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the note agreement. The accrual of interest is discontinued on such notes, and no income is recognized until all past due amounts of principal and interest are recovered in full.

                            GREENBRAIR CORPORATION

NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES - CONTINUED

Impairment of Long-Lived Assets
- -------------------------------

The Company reviews its long-lived assets and certain identifiable intangibles for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In reviewing recoverability, the Company estimates the future cash flows expected to result from using the assets and eventually disposing of them. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized based on the asset's fair value.


Stock Options
- -------------

Statement of Financial Accounting Standards No. 123 is effective for 1996 and establishes financial accounting and reporting standards, based on fair value, for stock-based compensation plans. However, the statement permits, as an alternative, the use of existing accounting rules based on intrinsic values for such plans. The Company has elected to continue use of the intrinsic value method and will provide the pro forma disclosures prescribed by the statement.



Interim Statements
- ------------------

In the opinion of management, the unaudited interim financial statements as of June 30, 1996 and for the six-month periods ended June 30, 1995 and 1996 include all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's financial position as of June 30, 1996 and the results of its operations and cash flows for the six-month periods ended June 30, 1995 and 1996. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year.


Reclassifications
- -----------------

Certain reclassifications have been made to the financial statements to classify revenues and expenses in a manner consistent with the Company's assisted living operations as presented in the financial statements as of and for the period ended June 30, 1996.


NOTE B - ACQUISITIONS

Remuda
- ------

In May 1993, the Company acquired 83.5% of the outstanding common stock of Remuda Ranch Center for Anorexia and Bulimia, Inc. (Remuda) in exchange for 13,000 shares of the Company's Series B convertible preferred stock valued at $800,000. Remuda provides hospital, residential, day and out-patient treatment of eating disorders. In 1994, the Company sold its investment in Remuda. See Note C.

EquiVest
- --------

In March 1993, the Company acquired all of the outstanding capital stock of EquiVest Inc. (EquiVest), which was merged with and into the Company. EquiVest was an Atlanta-based real estate investment trust with investments in income-producing commercial real estate projects. Consideration consisted of 3,703,000 shares of common stock valued at $9,258,000. In August 1996, the Company discontinued the real estate operations acquired from EquiVest. See Note C.

                            GREENBRAIR CORPORATION

NOTE B - ACQUISITIONS - CONTINUED

Nursing Facilities
- ------------------

In February 1993, Altman Nursing, Inc. (Altman), a subsidiary, acquired two skilled nursing facilities located in Texas. In August 1993, MRC sold 33% of the common stock of Altman Nursing, Inc. at approximately its cost.

In December 1994, Altman sold both nursing facilities for an aggregate price of $6,400,000. The operations of Altman were sold in 1995. See Note C.

All of the above acquisitions have been accounted for as purchases and, accordingly, the consolidated financial statements include their operations from the date of acquisition.

Retirement Facilities
- ---------------------

In 1991 and 1992, the Company acquired all of the outstanding common stock of Rivermont Retirement, Inc. (Rivermont) and Fountainview Retirement Center, Inc. (Fountainview), which own and operate retirement facilities. These companies were originally acquired with the intent to resell. Accordingly, the Company's investment had been presented on the balance sheet as an asset held for sale.

In 1993, management concluded that it was in the Company's best interest to retain ownership of Fountainview and Rivermont. Accordingly, these subsidiaries were consolidated at December 31, 1993. A charge has been made to retained earnings in the amount of $824,000 representing the losses of Fountainview and Rivermont for the period from dates of acquisition through December 31, 1993.

During 1994, management adopted a strategy that included selling both retirement facilities and reinvesting the proceeds from these sales in a larger number of smaller retirement facilities in different geographic areas. In December 1994, the Company entered into contracts of sale of its retirement facilities. The sale of the Rivermont facility closed in 1994 and resulted in a gain of $1,732,000. The sale of the Fountainview facility closed in January 1995 and will result in a gain of approximately $5,100,000 to be recognized in the first quarter of 1995.


NOTE C - DISCONTINUED OPERATIONS

In 1994, management concluded that operation of skilled medical care facilities, consisting of nursing homes and eating disorder clinics, was not in the best interest of the Company. In June 1994, the Company sold its investment in Remuda Ranch Center for Anorexia and Bulimia, Inc. for shares of the buyer's preferred stock, which is not marketable, valued at $1,678,000. The sale resulted in a gain of $804,000. The preferred stock bears a cumulative dividend of 8% and is convertible into shares of common stock equal to approximately 4.9% of the outstanding shares at December 31, 1995. Valuation was based on discounted future cash flows. In December 1994, the Company's subsidiary, Altman Nursing, Inc., sold its two skilled nursing facilities for an aggregate price of $6,400,000, which resulted in a gain of $981,000. The aggregate gain of $1,785,000 has been presented net of applicable income taxes of $607,000

                            GREENBRIAR CORPORATION

NOTE C - DISCONTINUED OPERATIONS - CONTINUED

In 1995, management decided to sell the mobility products segment. The segment was sold in February 1996 for stock and notes valued at approximately $4,300,000. A gain of approximately $930,000, less applicable income taxes, will be recorded in the first quarter of 1996.


In August 1996, the Company entered into contracts to sell three of its four remaining real estate assets. The fourth property, a shopping center, is being marketed and management expects to complete the sale within a year. Accordingly, the Company's real estate operations have been reflected as discontinued operations. Management expects that the proceeds from the sales will be at least equal to the $5,432,000 carrying value of the real estate assets.

Summarized balance sheet data for the mobility products segment is as follows (amounts in thousands):

                                                               December 31,
                                                             ----------------
                                                            1994         1995
                                                           ------       ------

Assets
  Current assets
    Cash                                                    $   65      $  220
    Inventories                                                370         363
    Other                                                      158         174
                                                            ------      ------

      Total current assets                                     593         757

  Net property, plant and equipment                          1,052         989
  Other noncurrent assets, primarily goodwill and patent s   1,945       1,811
                                                            ------      ------
                                                             3,590       3,557

Liabilities
  Current liabilities                                          260         186
                                                            ------      ------

  Net assets                                                $3,330      $3,371
                                                            ======      ======

The operations of the skilled medical care segment, mobility products segment and real estate segment have been presented in the accompanying financial statements as discontinued operations.

Summarized operating results of these segments are as follows (in thousands):


                                                1993        1994         1995
                                               ------      ------       ------

Revenues                                      $16,396      $17,650      $2,815
                                              =======      =======      ======

Income (loss) before income taxes             $  (389)     $   362          28

Income tax expense (benefit)                     (152)         121           9
                                              -------      -------      ------

    Net income (loss) from operations         $  (237)     $   241      $   19
                                              =======      =======      ======

                            GREENBRIAR CORPORATION

NOTE D - CASH FLOW INFORMATION

Supplemental information on cash flows and noncash investing and financing transactions is as follows (in thousands):

                                                                                         Years ended
                                                                                        December 31,
                                                                                      -----------------
                                                                           1993       1994       1995
                                                                         --------   --------    -------
Supplemental cash flow information
  Interest paid                                                           $  1,522   $ 3,722     $  211
  Income taxes paid                                                            950        27         46

Supplemental data on noncash investing and financing activities
  Stock dividend paid on preferred shares                                      136        93         73
  Sale of stock in exchange for notes receivable from
      employees and officers                                                 2,250       186         78

Conversion of subordinated debt to common stock                                 -         -         200

  Businesses acquired
    Fair value of assets acquired, exclusive
      of deferred income tax benefit                                      $ 37,821   $     -         -
    Deferred income tax benefit                                              3,400         -         -
    Liabilities assumed                                                    (26,874)        -         -
    Debt issued                                                             (4,300)        -         -
    Stock issued                                                           (10,058)        -         -
                                                                          --------   -------    -------

         Total cash paid (received), net of
          cash acquired                                                   $    (11)  $     -    $    -
                                                                          ========   =======    =======

Sale of subsidiary
  Securities received                                                     $     -    $(1,678)   $    -
  Assets sold                                                                   -      4,462         -
  Liabilities transferred                                                       -     (3,861)        -
  Gain on sale                                                                  -        804         -
                                                                          --------   -------    -------

         Net cash effect of sale of subsidiary                            $     -    $  (273)   $    -
                                                                          ========   =======    =======

                            GREENBRIAR CORPORATION

NOTE E - DEBT

Long-term debt is comprised of the following (in thousands):

                                                                             December 31,
                                                                         -------------------
                                                                           1994       1995
                                                                         --------   --------

Mortgage note payable to a bank, payable monthly through maturity
  in 1996.                                                                $ 8,933    $ -

Mortgage notes payable to a corporation bearing interest at 11.52%;
  principal and interest payable in monthly installments through
  maturity in 2004.                                                           916     909

Note payable to a corporation bearing interest at 5%; principal and interest payable in monthly installments through
  maturity in December 1995.                                                  341      -

Convertible note payable to an individual bearing interest at 6%;
  interest due quarterly and principal due at maturity in 1998
  (convertible into common stock at $3 per share).                            200      -

Other                                                                          32      -
                                                                          -------    ----
                                                                           10,422     909
  Less:  Current maturities                                                  (379)     (8)
         Debt collateralized by properties under contract of sale          (8,933)     -
                                                                          -------    ----

                                                                          $ 1,110    $901
                                                                          =======    ====

NOTE F - INCOME TAXES

At December 31, 1995, the Company had net operating loss carryforwards of approximately $7,500,000 which expire between 1999 and 2008. However, approximately $5,100,000 of these net operating loss carryforwards have limitations that restrict utilization to approximately $600,000 for any one year. Also, carryforwards of $1,800,000, which expire between 2006 and 2008, may only be used to offset future taxable income of the subsidiaries in which the losses were generated.

                            GREENBRIAR CORPORATION

NOTE F - INCOME TAXES - CONTINUED

The following is a summary of the components of income tax expense (benefit) from continuing operations (in thousands):

                                                             Year ended
                                                            December 31,
                                                     ------------------------
                                                      1993     1994     1995
                                                     ------   ------   ------
 Current                                              $(945)   $ 160    $151
 Deferred                                               998     (361)    (57)
                                                      -----    -----    ----

                                                      $  53    $(201)   $ 94
                                                      =====    =====    ====

Deferred tax assets and associated valuation allowances were comprised of the following (in thousands):

                                                            December 31,
                                                          ----------------
                                                           1994      1995
                                                          ------    ------
Deferred tax assets:
Net operating loss carryforwards                        $ 4,650   $ 2,570
  Real estate                                               488       141
  Charitable contribution carryforwards                       -       606
  Tax credits                                               125       220
  Accrued expenses                                           60       103
  Other                                                     187       195
                                                        -------   -------

       Total deferred tax assets                          5,510     3,835

 Valuation allowance                                     (3,325)   (1,430)

 Deferred tax liabilities:
  Investment in securities                                    -      (237)
  Other                                                       -       (18)
                                                        -------   -------

       Total deferred tax liabilities                         -      (255)
                                                        -------   -------

       Net deferred tax asset                           $ 2,185   $ 2,150
                                                        =======   =======

Management expects the net deferred tax asset will be recovered within two to three years from earnings of the Company.

                            GREENBRIAR CORPORATION

NOTE F - INCOME TAXES - CONTINUED

Following is a reconciliation of income tax expense from continuing operations with the amount of tax computed at the statutory rate (in thousands):

                                                            Year ended
                                                           December 31,
                                                      ----------------------
                                                       1993    1994    1995
                                                      ------  ------  ------

Tax at the statutory rate                            $ 610   $  57   $ 1,976
Amortization of intangibles                             51     113        30
Change in deferred tax asset valuation allowance,
  exclusive of reductions for sold company in 1994    (648)   (547)   (1,895)
Correction of prior period estimates                    -      138        -
Other                                                   40      38       (17)
                                                     -----   -----   -------

Tax expense                                          $  53   $(201)  $    94
                                                     =====   =====   =======

Reductions in the deferred tax valuation allowance result from assessments made by the Company each year of its expected future taxable income available to absorb its carryforwards.


NOTE G - STOCKHOLDERS' EQUITY

On November 17, 1995, the Board of Directors authorized a one-for-five reverse stock split effective December 1, 1995. All share and per share data has been retroactively restated to give effect to the stock split.

The Series A preferred stock had a liquidation value of $1 per share and an initial dividend rate of 6% that escalated to a maximum rate of 12% in 1994.
For accounting purposes, the preferred stock was deemed issued at a discount. Such discount was being accreted in a manner that resulted in a constant imputed dividend rate of 12%. Dividends were payable in cash or additional shares at the stockholders' option. The Series A preferred stock was redeemed in 1995.

The Series B preferred stock has a liquidation value of $1 per share and is convertible into common stock over a ten-year period at prices escalating from $25.00 per share in 1993 to $55.55 per share by 2001. Dividends at a rate of 6% are payable in cash or preferred shares at the option of the Company. At December 31, 1995 and 1994, there were cumulative, unpaid dividends of approximately $73,000.

The Series C preferred stock has a liquidation value of $1 per share and is convertible into common stock at a price of $15.00 per share. Dividends are payable in cash at a rate of 6%.

                            GREENBRIAR CORPORATION

NOTE G - STOCKHOLDERS' EQUITY - Continued

Information relating to stock option activity during 1994 and 1995 is as follows:

                                                     Year ended
                                                    December 31,
                                                --------------------
                                                   1994      1995
                                                ---------  ---------
Outstanding at beginning of year                  327,500    155,500
  Granted                                              -      10,000
  Cancelled                                       (30,000)        -
  Expired                                              -     (10,000)
  Reacquired                                     (142,000)        -
                                                 --------    -------

     Outstanding at end of year                   155,500    155,500
                                                 ========    =======

The options are exercisable at various times through 2005 at prices ranging from $11.25 to $13.20 per share. In 1994, the Company purchased options covering 142,000 shares of common stock from a former employee/director for $178,000.

At December 31, 1995, options to purchase 133,500 shares were exercisable.


NOTE H - EARNINGS PER SHARE

Earnings per share are determined by dividing net earnings, adjusted for preferred stock dividends, by the weighted average number of common shares outstanding during the period. Dilutive stock options are included in weighted average shares outstanding. Fully diluted earnings per share, giving effect to assumed conversion of convertible preferred stock and notes, are not presented because the effect of these securities is insignificant.

                            GREENBRIAR CORPORATION

NOTE I - SALES OF ASSETS

Gains on the sale of assets result from the following transactions (amounts in thousands):

                 1995                                              Gain
                ------                                            ------
Sale of Fountainview retirement center for cash
     of approximately $18,000                                      $5,149
Sale of economic interest in legal claim for
     for $1,085 in cash                                               654
Sale of rights to the interest on escrow funds
     for cash of $1,140                                             1,140
Other                                                                   7
                                                                   ------

                                                                   $6,950
                                                                   ======
                 1994
                ------
Sale of Rivermont retirement center for cash
     of approximately $6,900                                       $1,720
Recognition of deferred gain on long-term care facilities
     sold in 1991 for approximately $15,400 in notes                1,070
Other                                                                  13
                                                                   ------

                                                                   $2,803
                                                                   ======

At December 31, 1994 and 1995, the balance sheet reflects a deferred gain of $3,083,000. This gain resulted from the sale in 1991 of four nursing homes in exchange for notes in the principal amount of $15,400,000. The original gain of $7,259,000 was deferred and is being accounted for by the installment method. Sales in previous years by the Company of some of the notes resulted in a reduction of the deferred gain to $3,083,000.


NOTE J - RELATED PARTY TRANSACTIONS

1993
- ----

The Company sold the Company's Chief Executive Officer, James R. Gilley, 200,000 shares of common stock for a $2,250,000 note, with principal and interest at 5-1/2% due in November 2003.

1994
- ----

The Company sold to W. Michael Gilley, Executive Vice-President/Director of the Company, 30,000 shares of common stock for a non interest bearing note of $187,500; principal is due in December 1999. Additional loans to executives and directors of $55,000 were made in 1994. Also, a former executive of the Company was paid commissions of $145,000 relating to the sale of property.

                            GREENBRIAR CORPORATION

NOTE J - RELATED PARTY TRANSACTIONS - Continued

Sylvia Gilley, wife of the Company's Chief Executive Officer, James R. Gilley, made a loan of $1,000,000 to the Company. The loan was repaid during 1994.

1995
- ----

The Company purchased land from Sylvia Gilley for $221,000.


NOTE K - CONTINGENCIES

The Company and a subsidiary, CareAmerica, Inc. (CareAmerica) are defendants in lawsuits brought by a corporation that purchased nursing homes from the Company in 1991. The plaintiff alleges mismanagement of the homes during the period that CareAmerica provided management services, seeks damages in excess of $1,500,000, seeks cancellation of $6,700,000 of mortgage notes payable to the Company and secured by the nursing homes, and seeks recovery of interest payments made on the mortgage notes. The Company has filed a counterclaim for breach of the management contract and to confirm the indebtedness. The plaintiff terminated the contract and claimed that the mortgage notes had previously been discharged. The Company believes that the plaintiff's actions, including payments against the indebtedness, are inconsistent with the plaintiff's claims that the notes have been discharged. The Company intends to vigorously contest those lawsuits and pursue its counterclaims.

The Company is also defendant in several other lawsuits arising in the ordinary course of business. Management of the Company is of the opinion that these lawsuits will not have a material effect on the consolidated results of operations or financial position of the Company.


NOTE L - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate values at December 31, 1995:

Cash and cash equivalents - The carrying amount approximates fair value because of the short maturity of these instruments.

Investment in securities - The investment in securities consists of 8% convertible preferred stock of a private company. Fair value, based on estimated future discounted cash flows, approximates carrying value.

Mortgage notes receivable - The mortgage notes receivable consist primarily of $6,700,000 of notes with a stated interest rate of 14% due in 2021 from Southern Care Corp., the plaintiff in the lawsuit discussed in Note K. The obligor has brought suit to cancel the notes, and as a result, future cash flows are not predictable. Therefore, it is not practicable to estimate the fair value of the note.

Long-term debt - The fair value of the Company's long-term debt is estimated based on market rates for the same or similar issues. At December 31, 1995, the carrying amount of long-term debt approximates its fair value.

Accounts receivable and payable - The carrying amount approximates fair value because of their short maturity.

                            GREENBRIAR CORPORATION

NOTE M - NOTES RECEIVABLE

Stock Purchase Notes
- --------------------

                                                                                         December 31,
                                                                                      -----------------
                                                                                        1994      1995
                                                                                      -------    ------
                                                                                         (in thousands)
Related party
Note from James R. Gilley, chief executive officer, principal
  and interest at 5-1/2%, due November 2003                                            $2,250     $2,250

Note from W. Michael Gilley, executive vice-president/director,
  noninterest-bearing and due in December 1999                                            188        188

Other employees                                                                            -          78
                                                                                       ------     ------

                                                                                       $2,438     $2,516
                                                                                       ======     ======

All stock purchase notes are collateralized by common stock of the company and are presented in the balance sheet as a deduction from stockholders' equity.

Mortgage Notes
- --------------

                                                                                         December 31,
                                                                                      -----------------
                                                                                        1994      1995
                                                                                      --------   ------
Notes receivable from a corporation, collateralized by a third lien on real property, interest at 14% due annually, principal
  due in 2021                                                                          $6,700     $6,700

Other notes                                                                               -          668
                                                                                       ------     ------

                                                                                       $6,700     $7,368
                                                                                       ======     ======

In connection with certain litigation in which the Company is defendant (see Note K), the maker of the $6,700.000 note stopped making the interest payments required under the note. As a result, the Company ceased recording the accrual of interest income. Had the Company been accruing interest on this note, the amount recognized would have been approximately $900,000 in 1995. No interest income was recognized on this note in 1995.

Based on the value of the underlying collateral at December 31, 1995, no impairment reserve is required for this note.

                            GREENBRIAR CORPORATIION

NOTE N - FOURTH QUARTER ADJUSTMENTS

During the fourth quarter of 1995, the Company made an adjustment to reduce the deferred tax valuation allowance by $1,895,000.

During the fourth quarter of 1994, the Company wrote off goodwill related to a 1992 acquisition of approximately $150,00, made other adjustments reducing earnings by approximately $175,000 and reduced the deferred tax valuation allowance by approximately $550,000. The goodwill write off resulted from the decision to discontinue the sale of mobility products to third parties.

The adjustments to the deferred tax valuation allowance resulted from assessments made by the Company of its expected future taxable income available to absorb its net operating loss carryfowards.


NOTE O - ACQUISITION OF WEDGWOOD RETIREMENT INNS, INC. AND AFFILIATES

In March 1996, the Company acquired substantially all of the assets and liabilities of a number of companies under common control and managed by Wedgwood Retirement Inns, Inc. The business of these companies consists of the operation of 16 assisted living, congregate and Alzheimer's facilities. To structure the Wedgwood acquisition as a tax-free exchange, the Company also acquired a shopping center in North Carolina from James R. Gilley and members of his family (the Gilley Group). Due to the fact that the Gilley Group is a majority shareholder of Greenbriar and owner of the shopping center, the property was recorded at the Gilley Group's historical cost basis of approximately $2,300,000. Consideration given was 675,000 shares of Series D preferred stock. Wedgwood's assets were valued at approximately $58,000,000 ($54,000,000 of property and equipment) and liabilities assumed were approximately $44,000,000. In exchange, Greenbriar issued 1,949,950 shares of Series E preferred stock, valued at approximately $14,000,000, to the Wedgwood shareholders. The Series D and E preferred stock is convertible, upon approval of the common stockholders, into 1,962,458 shares of common stock. The operations of Wedgwood will be reflected in the consolidated financial statements of the Company beginning April 1, 1996.

The following table presents pro forma unaudited consolidated results of operations for the six-month periods ended June 30, 1995 and 1996, assuming that the acquisition had taken place on January 1, 1995. The pro forma results are not necessarily indicative of the results of operations that would have occurred had the acquisition been made on January 1, 1995, or of future results of operations of the combines companies (in thousands):

                                                Six months ended
                                                    June 30,
                                               ------------------
                                                 1995      1996
                                               -------    -------
Revenue                                         $7,589     $8,628
Earnings (loss) from continuing operations       3,052       (643)
Net earnings                                     3,064         53
Earnings (loss) per share
   Continuing operations                          0.52      (0.20)
   Net earnings                                   0.52      (0.04)

              Report of Independent Certified Public Accountants
              --------------------------------------------------


Stockholders, Members, Partners and Owners
Wedgwood Retirement Inns


We have audited the accompanying combined balance sheets of Wedgwood Retirement Inns as of December 31, 1994 and 1995, and the related combined statements of operations, stockholders', members', partners' and owners' deficit, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the combined financial position of Wedgwood Retirement Inns as of December 31, 1994 and 1995, and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



GRANT THORNTON LLP

Portland, Oregon
March 21, 1996

                           WEDGWOOD RETIREMENT INNS

                            COMBINED BALANCE SHEETS
                            (Amounts in thousands)


                                                         December 31,
                                                    ---------------------     March 31,
                                                      1994        1995          1996
                                                    ---------    --------    -----------
                                                                             (unaudited)
                  ASSETS

CURRENT ASSETS
  Cash                                               $   657    $   885       $   735
  Accounts receivable
   Trade                                                 104        147           283
   Employees and owners                                    2          -             -
   Other                                                  66        305            85
  Supplies                                                47         62            56
  Prepaid expenses                                       139        113           136
                                                     -------    -------       -------

        Total current assets                           1,015      1,512         1,295

PROPERTY AND EQUIPMENT
  Buildings and improvements                          21,933     29,764        30,250
  Furniture, fixtures and equipment                    2,339      3,127         3,019
  Vehicles                                               274        333           347
  Construction-in-progress                             1,222        352         1,598
  Land                                                 3,073      3,346         2,964
  Less accumulated depreciation and amortization      (6,698)    (7,797)       (8,165)
                                                     -------    -------       -------
                                                      22,143     29,125        30,013

RESTRICTED ASSETS
  Mortgage escrow deposits                               126        204           326
  Reserve for capital improvements                       116        782           757
  Certificate of deposit                                   -        400             -
  Held-to-maturity securities                          1,131      1,460         1,859
                                                     -------    -------       -------
                                                       1,373      2,846         2,942

OTHER ASSETS
  Property held for sale                               2,543        798           862
  Organization and start-up costs, net                    72        211           108
  Financing costs, net                                 1,034      1,572         1,588
  Other                                                  138         14             -
                                                     -------    -------       -------
                                                       3,787      2,595         2,558
                                                     -------    -------       -------
                                                     $28,318    $36,078       $36,808
                                                     =======    =======       =======

       The accompanying notes are an integral part of these statements.

                           WEDGWOOD RETIREMENT INNS

                            (Amounts in thousands)


                                                               December 31,
                                                          ---------------------    March 31,
                                                           1994          1995        1996
                                                          -------       -------   -----------
                                                                                  (unaudited)
LIABILITIES AND STOCKHOLDERS', MEMBERS',
  PARTNERS' AND OWNERS' DEFICIT

CURRENT LIABILITIES
  Accounts payable                                         $   504      $   948    $   885
  Accrued expenses                                             783          671        914
  Deferred revenues and tenant deposits                        309          369        487
  Current maturities of long-term obligations                1,146        1,517      1,567
                                                           -------      -------    -------
                                                             2,742        3,505      3,853

LONG-TERM OBLIGATIONS, less current maturities              17,922       24,396     24,988

DEFERRED REVENUE                                                72           66          -

FINANCING OBLIGATIONS                                       10,847       11,800     11,908

STOCKHOLDERS', MEMBERS', PARTNERS' AND
  OWNERS' DEFICIT                                           (3,265)      (3,689)    (3,941)
                                                           -------      -------    -------

                                                           $28,318      $36,078    $36,808
                                                           =======      =======    =======

       The accompanying notes are an integral part of these statements.

                           WEDGWOOD RETIREMENT INNS

                       COMBINED STATEMENTS OF OPERATIONS
                            (Amounts in thousands)

                            Year ended December 31,


                                                                    Three months ended
                                        Year ended December 31,          March 31,
                                   ------------------------------    ----------------
                                     1993       1994       1995      1995      1996
                                   --------    -------    -------    ------    ------
                                                                        (unaudited)

Revenues
  Residential rental                $10,184    $12,018    $14,940    $3,493    $4,262

Operating expenses
  Residential operating expenses      7,542      8,585     10,916     2,431     3,182
  Depreciation and amortization         911      1,216      1,374       275       488
  General and administrative            605        738        959       210       322
                                    -------    -------    -------    ------    ------
                                      9,058     10,539     13,249     2,916     3,992
                                    -------    -------    -------    ------    ------

        Operating income              1,126      1,479      1,691       577       270

Other income (expense)
  Interest income                        26         74        160        20        13
  Interest expense                   (1,092)    (2,191)    (2,843)     (654)     (845)
  Other                                  70         77         94         3        28
                                    -------    -------    -------    ------    ------

        NET EARNINGS (LOSS)         $   130    $  (561)   $  (898)   $  (54)   $ (534)
                                    =======    =======    =======    ======    ======

       The accompanying notes are an integral part of these statements.

                           WEDGWOOD RETIREMENT INNS

           COMBINED STATEMENT OF STOCKHOLDERS', MEMBERS', PARTNERS'
                              AND OWNERS' DEFICIT
                            (Amounts in thousands)

Balance at January 1, 1993                                    $(3,373)
Equity contributed                                                357
Equity distributed                                               (597)
Net earnings                                                      130
                                                              -------

Balance at December 31, 1993                                   (3,483)

Equity contributed                                              1,358
Equity distributed                                               (579)
Net loss                                                         (561)
                                                              -------

Balance at December 31, 1994                                   (3,265)

Equity contributed                                              1,945
Equity distributed                                             (1,471)
Net loss                                                         (898)
                                                              -------

Balance at December 31, 1995                                   (3,689)

Equity contributed                                                500
Equity distributed                                               (218)
Net loss                                                         (534)
                                                              -------

Balance at March 31, 1996 - unaudited                         $(3,941)
                                                              =======

The accompanying notes are an integral part of these statements.

                           WEDGWOOD RETIREMENT INNS

                       COMBINED STATEMENTS OF CASH FLOWS
                            (Amounts in thousands)


                                                          Year ended December 31,              March 31,
                                                       -----------------------------       -----------------
                                                        1993       1994       1995          1995       1996
                                                       -------    -------    -------       -------    -------
Cash flows from operating activities
  Net income (loss)                                    $  130     $  (561)   $   (898)         (54)      (534)
  Adjustments to reconcile net income (loss)
   to net cash provided by operating activities
     Depreciation and amortization                        927       1,230       1,214          230        476
     Write-off of deferred financing costs                  -          60         179           45         12
     Amortization of discount on
      held-to-maturity securities                           -           -         (22)          (4)         -
     Change in assets and liabilities
       Mortgage escrow deposits                           (69)         66         (78)        (133)       (68)
       Accounts receivable                               (120)        324        (282)          16         84
       Supplies                                            (1)        (14)        (16)          (5)         6
       Prepaid expenses and other assets                   15        (136)       (117)          58        (23)
       Accounts payable and accrued expenses             (129)       (398)        619          312        181
       Deferred revenues and tenant deposits               (7)        236         136          (31)        52
                                                       ------     -------    --------      -------    -------

          Net cash provided by operating activities       746         807         735          434        186
                                                       ------     -------    --------      -------    -------

Cash flows from investing activities
  Reserves for capital improvements                       (15)        (16)       (666)          (4)       (28)
  Business acquisitions                                     -      (1,794)          -            -
  Purchases of property and equipment                    (977)     (4,413)     (8,870)      (1,741)    (1,322)
  Purchase of securities                                    -      (1,131)     (1,462)         (40)         -
  Proceeds from sale of land                                -           -           1            -          -
  Purchase of restricted certificate of deposit             -           -         (40)           -          -
  Proceeds from sale of securities                          -           -       1,155            -          1
                                                       ------     -------    --------      -------    -------
  Net cash used in investing activities                  (992)     (7,354)    (10,228)      (1,785)    (1,349)
                                                       ------     -------    --------      -------    -------

Cash flows from financing activities
  Proceeds from long-term debt                          1,144      14,614      14,547        1,848        863
  Principal payments on debt                             (554)     (7,119)     (5,241)        (406)      (112)
  Payments for financing costs                            (81)       (653)       (746)         (73)       (20)
  Equity contributed                                      357         356       1,945          234        500
  Equity distributed                                     (597)       (579)       (784)        (162)      (218)
                                                       ------     -------    --------      -------    -------

          Net cash provided by financing activities       269       6,619       9,721        1,441      1,013
                                                       ------     -------    --------      -------    -------
          NET INCREASE (DECREASE) IN CASH                  23          72         228           90       (150)

Cash at beginning of period                               562         585         657          657        885
                                                       ------     -------    --------      -------    -------

Cash at end of period                                  $  585     $   657    $    885      $   747    $   735
                                                       ======     =======    ========      =======    =======

       The accompanying notes are an integral part of these statements.

                           WEDGWOOD RETIREMENT INNS

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                       (Amounts in thousands of dollars)



NOTE A - BASIS OF PRESENTATION

The accompanying combined financial statements include the historical assets, liabilities and operations associated with the entities listed below. The combined entities are collectively referred to as Wedgwood Retirement Inns (the Company). All such entities have ownership and management interests in common with either Wedgwood Retirement Inns, Inc. (WRII) or with the controlling principals of WRII.

Information relative to the entities included in the combined financial statements at December 31, 1994 and 1995 and for each of the three years in the period then ended is as follows:

                                                                         Common
                 Entity                                                  Control                   Legal Form
- -----------------------------------------------------------              --------            ------------------------------
Crown Pointe Development - Corona                                          60.00%            Partnership
Hermiston Assisted Living, Inc. (Meadowbrook)                             100.00             S Corporation
King City Retirement Corporation
 (dba Pacific Pointe Retirement Inn)                                       90.00             S Corporation
Liberty Acquired Brain Injury Habilitation
 Services, Inc. (Liberty)                                                  25.00             S Corporation
Lincolnshire Partners (Lincolnshire)                                       40.50             Partnership
Neawanna by the Sea (Neawanna)                                             58.88             Limited Partnership
Retirement Housing Associates (dba Villa Del Rey-Merced)                   50.00             Partnership
 Villa Del Rey-Visalia                                                                       Division of Retirement Housing
                                                                                              Associates
The Terrace Retirement, Inc.                                               50.00             S Corporation
Villa Del Rey-Napa                                                        100.00             Proprietorship
Villa Del Rey-Roswell, Limited Partnership
 (VDR-Roswell)                                                             72.12             Limited Partnership
  Camelot Retirement Community (Camelot)                                                     Division of VDR-Roswell
  Oak Harbor (dba Summerhill)                                                                Division of VDR-Roswell
  The Village at Forest Glen (VFG) *                                                         Division of VDR-Roswell
Wedgwood Retirement Inns, Inc.                                             82.50             S Corporation

*Transferred to partners on January 1, 1995.

The following additional entities are included as of and for the year ended December 31, 1995:

                                                                         Common
                 Entity                                                  Control                   Legal Form
- -----------------------------------------------------------              --------            ------------------------------
Lewiston Group LLC (dba Wedgwood Terrace)                                  82.00%             Limited Liability Company
Rose Garden Estates, LLC                                                   92.00              Limited Liability Company
Roswell Retirement, Ltd. Co. (dba Villa De La Rosa)                        82.00              Limited Liability Company
Roswell Villa Partners (dba Villa Del Sol)                                 50.00              Partnership
Sweetwater Springs Group, LLC                                              82.00              Limited Liability Company

                           WEDGWOOD RETIREMENT INNS

                       (Amounts in thousands of dollars)


NOTE B - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying combined financial statements follows.

1.  Line of Business
    ----------------

The Company is involved in operating, managing and owning assisted living, congregate and Alzheimer's facilities (residences). The principal source of revenues is residential rental.

2.  Cash
    ----

For purposes of the combined statements of cash flows, the Company considers cash to include currency on hand and demand deposits.

3.  Concentration of Risk
    ---------------------

The Company's financial instruments that were exposed to concentrations of credit risk consist primarily of cash. The Company places its funds with high credit quality financial institutions and, at times, such funds may be in excess of the FDIC limit.

4.  Property and Equipment
    ----------------------

Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. Accelerated depreciation is used for substantially all property and equipment. Useful lives are as follows:

    Buildings and improvements                         5 to 28 years
    Furniture fixtures and equipment                   5 to 7 years
    Vehicles                                           5 years

Property and equipment includes interest costs incurred during the construction period, as well as development fees and other costs directly related to the development and construction of the residences. Maintenance and repairs are charged to income as incurred and significant renewals and betterments are capitalized. Deductions are made for retirements resulting from the renewals or betterments. The property is recorded at the lower of historical cost or net realizable value.

5.  Intangible Assets
    -----------------

Costs incurred in connection with the organization of the individual combined entities have been capitalized and are being amortized over five years on a straight-line basis.

Loan costs incurred in connection with obtaining permanent financing of Company owned residences have been capitalized and are amortized over the term of the financing.

                           WEDGWOOD RETIREMENT INNS

                       (Amounts in thousands of dollars)


NOTE B - SUMMARY OF ACCOUNTING POLICIES - Continued

Costs incurred in connection with preopening marketing, employee recruitment and training, and other start-up expenditures necessary to prepare the residences for rent have been capitalized. These prerental costs are amortized over 12 months beginning when the residences are available for occupancy.

6.  Income Taxes
    ------------

Income taxes on the net earnings are payable personally by the stockholders, members, partners and owners and accordingly are not reflected in these financial statements.

7.  Purchase of Withdrawing Partner's Interest
    ------------------------------------------

When a withdrawing partner is paid or credited more than book value to retire or sell the partner's equity interest, the partnership treats the transaction as a purchase and revalues, up to market value, partnership assets.

8.  Marketable Securities
    ---------------------

Effective January 1, 1994, the Company implemented Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Following the provisions of that statement, the Company has classified its investments in marketable securities as held-to-maturity securities. There was no effect on the Company's income due to the implementation of the statement.

9.  Fair Value of Financial Instruments
    -----------------------------------

At December 31, 1995, the estimated fair value of each class of the Company's financial instruments either approximated carrying values or were not material.

10. Accounting Estimates
    --------------------

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

11. Impairment of Long-Lived Assets
    -------------------------------

The Company reviews its long-lived assets and certain identifiable intangibles for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. In reviewing recoverability, the Company estimates the future cash flows expected to result from using the assets and eventually disposing of them. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized based on the asset's fair value.

                           WEDGWOOD RETIREMENT INNS

                       (Amounts in thousands of dollars)


NOTE B - SUMMARY OF ACCOUNTING POLICIES - CONTINUED

12. Interim Statements
    ------------------

In the opinion of management, the unaudited interim financial statements as of March 31, 1996 and for the three-month periods ended March 31, 1995 and 1996 include all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's financial position as of March 31, 1996 and the results of its operations and cash flows for the three-month periods ended March 31, 1995 and 1995. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year.


NOTE C - SUPPLEMENTAL CASH FLOW INFORMATION



                                                          Year ended December 31,
                                                         ------------------------
                                                         1993      1994      1995
                                                         ----      ----      ----
Supplemental cash flow information
  Interest paid                                          $  675    $ 2,167   $2,758

Supplemental data on noncash investing
 and financing activities
   Businesses acquired
     Fair value of assets acquired                       $   -     $ 9,184   $    -
     Liabilities assumed                                     -        (470)       -
     Seller debt financing                                   -      (5,220)       -
                                                         -----     -------   ------

          Total cash and nonseller financing             $   -     $ 3,494   $    -
                                                         =====     =======   ======

     Equity contributed                                  $   -     $(1,002)  $    -
     Property and equipment acquired                         -       1,002        -
     Debt issued                                          (150)          -        -
     Other                                                 150           -        -

On January 1, 1995 the operations of The Village at Forest Glen were transferred to the individual partners as follows:

     Current assets                                    $    23
     Property and equipment                              2,521
     Other assets                                           35
     Accounts payable and accrued liabilities             (297)
     Debt                                               (1,595)
     Equity                                               (687)
                                                       -------
                                                       $     -
                                                       =======

                           WEDGWOOD RETIREMENT INNS

                       (Amounts in thousands of dollars)


NOTE D - ACQUISITIONS AND NEW ENTITIES

VDR-Roswell acquired the operations of Camelot in Harlingen, Texas, Summerhill in Oak Harbor, Washington and VFG in Beaverton, Oregon during 1994. The acquisitions were accounted for using the purchase method of accounting and the results of operations have been included in the Company's combined financial statements subsequent to the acquisition date. The acquired assets and liabilities have been recorded at their estimated fair values at the date of acquisition. The date the facilities were acquired, the allocation of purchase price to assets and the method of payment are as follows:


                                          Camelot       Summerhill      VFG
                                       --------------   ----------   -----------
Date acquired                          September 1994   April 1994   September 1

Purchase Price
- --------------

Land                                           $1,250       $  193        $  148
Buildings                                       3,100        1,902         2,392
Furniture, fixtures and equipment                  49           38             8
Acquisition agreements                            100            -             -
Goodwill                                            1            1             2
                                               ------       ------       -------

                                               $4,500       $2,134        $2,550
                                               ======       ======        ======
Payment
- -------

Cash                                           $  661       $  434        $  699
Seller debt financing                           3,625            -         1,595
Other debt financing                                -        1,700             -
Liabilities                                       214            -           256
                                               ------       ------        ------

                                               $4,500       $2,134        $2,550
                                               ======       ======        ======

During 1994, Liberty was formed and began to acquire three parcels of land in Ellensburg, Washington. In November 1994, they began construction of a retirement facility. The construction was completed in July 1995 at which time operations began.

During 1994, Lincolnshire was formed and entered into a ground lease for property located in Lincoln City, Oregon and began construction of a retirement facility. The construction was completed in late 1995 and operations began in November 1995.

During 1995, Lewiston Group LLC was formed and leased a facility (Wedgwood Terrace) in Lewiston, Idaho. The facility began operations in November 1995.

During 1995, Rose Garden Estates, LLC was formed and construction was completed on a facility (Rose Garden Estates) located in Ritzville, Washington. The facility began operations in December 1995.

                           WEDGWOOD RETIREMENT INNS

                       (Amounts in thousands of dollars)


NOTE D - ACQUISITIONS AND NEW ENTITIES - CONTINUED

During 1995, Roswell Retirement, Ltd., Co. was formed and began construction of a facility (Villa de la Rosa) located in Roswell, New Mexico. The facility was under construction at December 31, 1995 and is anticipated to begin operations in October 1996.

During 1995, Roswell Villa Partners was formed and construction was completed on a facility (Villa Del Sol) located in Roswell, New Mexico. The facility began operations in December 1995.

During 1995, Sweetwater Springs Group, LLP was formed and began construction of a facility (Sweetwater Springs) in Lithia Springs, Georgia. At the completion of the project in August 1996, Sweetwater will lease the facility from the owner for a minimum of 15 years.


NOTE E - RESTRICTED ASSETS

Mortgage escrow deposits represent amounts in escrow for the payment of insurance premiums and real property tax assessments. The escrow accounts are required by mortgage lenders or by the Oregon Housing and Community Services Department.

The reserve for capital improvements includes $137 of replacement reserves and $645 of renovation funds in escrow. The replacement reserves represent restricted amounts on deposit which are to be used for future acquisition of equipment and building improvements at Pacific Pointe Retirement Inn. Acquisitions must be approved by the Oregon Housing and Community Services Department. The renovation funds represent amounts, disbursed from a loan, which are to be used for the renovation of the congregate facility at Camelot.

The certificate of deposit is required as collateral for a loan to Camelot.

The Company's held-to-maturity securities consist of mortgage-backed securities which mature through April 23, 1997. The amortized cost, unrealized gains and fair value at December 31, 1995 are $1,460, $4 and $1,464, respectively. The investments are held as collateral for outstanding letters of credit (see note
I) .


NOTE F - DEFERRED REVENUES AND TENANT DEPOSITS

  Total deferred revenues and tenant deposits are as follows:

                                                        1994          1995
                                                        ----          ----
       Prepaid rents                                    $ 35          $ 65
       Unit sales deposits                                68            16
       Tenant security deposits                          206           288
                                                        ----          ----

                                                        $309          $369
                                                        ====          ====

                           WEDGWOOD RETIREMENTS INNS

                       (Amounts in thousands of dollars)


NOTE G - LONG-TERM OBLIGATIONS


Long-term obligations consist of the following:

                                                              1994      1995
                                                              ----      ----

Notes payable to banks and financial institutions             $ 4,598   $10,767
Notes payable to individuals and companies                      5,840     5,039
Note payable to the Redevelopment Agency of
  the City of Corona, California                                7,950     7,815
Notes payable to related parties                                  680     2,234
Other                                                               -        58
                                                              -------   -------
                                                               19,068    25,913
Less current maturities                                         1,146     1,517
                                                              -------   -------
                                                              $17,922   $24,396
                                                              =======   =======

Notes payable to banks and financial institutions mature through the year 2015 and include fixed and variable interest rates ranging from 7.5% to 11.75% at December 31, 1995. The notes are collateralized by real property, personal property, fixtures, equipment and the assignment of rents.

Notes payable to individuals and companies mature through the year 2015 and include variable and fixed interest rates ranging from 7% to 10.64% at December 31, 1995. The notes are collateralized by real property, personal property, fixtures, equipment and the assignment of rents.

The note payable to the Redevelopment Agency of the City of Corona, California is payable into a sinking fund semi-annually in increasing amounts from $65 to $420 through May 1, 2015. The variable interest rate was 4.75% at December 31, 1995. The note is collateralized by personal property, land, fixtures and rents.

Notes payable to related parties mature through the year 2000 and include fixed interest rates ranging from 9.5% to 12%.

Aggregate maturities of long-term debt for the five years following December 31, 1995 are as follows: 1996, $1,517; 1997, $530; 1998, $1,432; 1999, $2,726; and
2000, $2,512.

                           WEDGWOOD RETIREMENT INNS

                       (Amounts in thousands of dollars)


NOTE H - FINANCING OBLIGATIONS

During 1994, the Company entered into sale-leaseback transactions for the VDR-Roswell and the Neawanna facilities. At the end of the tenth year of the fifteen year leases, the Company has options to repurchase the facilities for the greater of the sales prices or their fair market values. The sale-leaseback transactions have been accounted for as financings. The Company has recorded the proceeds from the sales as financing obligations, classified the lease payments as interest expense, and continued to carry the facilities at historical cost and to record depreciation. At the end of the ten year period, if the repurchase options are not exercised by the Company, gain on sale will be realized and will be recognized over the remaining five years of the leases. Annual payments under the lease agreements are $1,167 for each of the years 1996 through 2000.

The Company sells certain of its individual independent living units at its Camelot facility and, at the time of sale, enters into an agreement to repurchase. The repurchase price of each unit will range from 65% to 80% of the fair market value at the date of repurchase, based upon the number of years each tenant has occupied the units. Upon the repurchase of a unit, Camelot has the intention to resell it. The sales proceeds are recorded as a financing obligation. At December 31, 1994 and 1995 Camelot had $32 and $985, respectively of financing obligations under repurchase transactions.


NOTE I - COMMITMENTS

1.   Operating Leases
     ----------------

The Company leases certain retirement centers under operating leases which expire through the year 2024. The leases provide that the Company pay for property taxes, insurance and maintenance. The rent payments normally include monthly payment of property taxes and insurance into reserve accounts.


Future minimum payments following December 31, 1995 are as follows:

       1996                                                           $ 1,654
       1997                                                             1,737
       1998                                                             1,053
       1999                                                             1,078
       2000                                                               334
       Thereafter                                                       4,641
                                                                      -------
                                                                      $10,497
                                                                      =======

Lease expense in 1993, 1994 and 1995 was $1,617, $2,009 and $1,676,
respectively. Certain leases contain rent escalation clauses which are based upon future events or changes in indices.

                           WEDGWOOD RETIREMENT INNS

                       (Amounts in thousands of dollars)


NOTE I - COMMITMENTS - CONTINUED

2.   Commitments to Repurchase Units
     -------------------------------

At the date of the acquisition of Camelot, it had outstanding obligations to purchase 101 individual independent living units which had been sold with agreements to repurchase. The repurchase prices are based on a discount from the market value of each unit. At December 31, 1994 and 1995, the remaining estimated outstanding repurchase obligation acquired in the Camelot acquisition was $4,900 and $4,561, respectively. The estimated fair value of the properties was $7,150 and $6,939, respectively.

3.   Letters of Credit
     -----------------

The Company has three outstanding letters of credit totaling $1,167 as of December 31, 1995. The letters of credit were issued in conjunction with real estate financing transactions and are collateralized by the Company's held-to-maturity securities.

4.   Agreement to Support
     --------------------
The Company, as part of a ground lease for the Lincolnshire facility, entered into an agreement to support the North Lincoln Hospital, a charitable foundation and the ground lessor. The calculation of the annual contribution will be based upon 33.33% of the distributable net income of Lincolnshire as defined in the agreement, less ground rent paid. Contributions are to be made monthly. No contribution was made in 1995.


NOTE J - RELATED PARTY TRANSACTION

The Company purchases services from Lund Construction and Wedgwood Services, companies which are owned by a major investor in the Company. During the years ended December 31, 1994 and 1995, the Company incurred $198 and $266, respectively, for construction and remodeling services from these related entities.


NOTE K - SUBSEQUENT EVENTS

Subsequent to year end, the Company entered into a merger agreement with Greenbriar Corporation (Greenbriar). Under the terms of the agreement, the Company's owners received preferred stock of Greenbriar and cash in exchange for all of the outstanding shares of Wedgwood Retirement Inns, Inc. and substantially all of the assets and liabilities of the combined entities included in these financial statements.

                                   EXHIBIT A

                                March 25, 1996



Mr. Michael Gilley, Executive Vice-President
MEDICAL RESOURCE COMPANIES OF AMERICA
4265 Kellway Circle
Addison, Texas  75224

RE:  Westwood Village Shopping Center, Clemmons, North Carolina

Dear Mr. Gilley:

In accordance with your request, we have prepared a narrative appraisal report of the above referenced property. The date of valuation is March 11, 1996, and the date of the report preparation is March 25, 1996. The purpose of the appraisal is to estimate the Market Value of the leased fee interest of the subject property as of March 11, 1996.

The legal description of the property, together with a definition of Market Value and other important appraisal terminology is presented in the sections of the report entitled Property Identification, Location and Description, and Scope and Premises of the Assignment. Your attention is also directed to the subsection for special and general Assumptions and Limiting Conditions, which further identifies the scope and use of this report.

In addition to a careful physical inspection and analysis of the subject property, other matters considered pertinent have been examined including the social, economic, governmental and environmental characteristics of the neighborhood and an assessment of pertinent market trends. The accompanying report sets forth these findings and conclusions, together with maps, plats, photographs and other exhibits considered essential in explaining the basis of value.

The appraisal has been prepared in compliance with the requirements of the Uniform Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute and the Appraisal Foundation. The appraisal is also in compliance with 12 CFR, Part 1608.

Gilley
March 25, 1996
Page 2



The subject property is not considered to have any significant natural, cultural, recreational, or scientific value.

Based upon the data, analyses and reasoning contained in the attached report, the market value estimate of the fee simple interest in the subject property, as of March 11, 1996, is estimated as follows:

                                 Market Value

           Three Million Three Hundred Seventy-Five Thousand Dollars

                                  $3,375,000

The narrative portion of the appraisal will follow. We appreciate the opportunity to serve you, and trust you will advise us if we can be of further assistance. We also hope you will consider us favorably for your future valuation needs.

Respectfully,


Martin M. MacRae, MAI
State Certified:  TX-1320273-G

                                   EXHIBIT B

                           SERIES D PREFERRED STOCK

1. Medical Resource Companies of America (the "Company") establishes a series of Preferred Stock pursuant to the authority contained in the Articles of Incorporation of the Company, to be known as Series D Preferred Stock, par value $0.10 per share.

2. There shall be authorized the issuance of 675,000 shares of Series D Preferred Stock.

3. The issue price of Series D Preferred Stock shall be $5.00 per share, (the "Issue Price") issuable in exchange for property of like amount, or in lieu of dividends as described below.

4. An annual cash dividend shall be payable on Series D Preferred Stock, in the amount of $.47407 per share, payable quarterly beginning three months following the date of issuance. Such dividends shall be cumulative from the date of issue, so that no dividend (other than a dividend payable in Common Stock of the Company) or other distribution shall be paid or declared or made, and no amounts shall be applied to the purchase or redemption of the Common Stock or any other class of stock ranking junior to the Series D Preferred Stock as to dividends unless full cumulative dividends for all past dividend periods shall have been paid or declared and set apart for payment, and full dividends for the then current dividend period shall have been or simultaneously therewith shall be paid or declared and set apart for payment, on outstanding Series D Preferred Stock.

5. In the event of any dissolution, liquidation or winding up of the Company, whether voluntarily or involuntarily, the holders of Series D Preferred Stock, without any preference among them, along with and pari passu with the holders of the Series A, B & C Preferred Stock, shall be entitled to receive in cash out of the assets of the Company, whether capital or surplus or otherwise, before any distribution of the assets shall be made to the holders of Common Stock, an amount equal to the aggregate Issue Price of their shares, together, in all cases, with unpaid accumulated dividends, if any, whether such dividends are earned, declared or otherwise, to the date fixed for such payment. After payment to the holders of the Series D Preferred Stock of the full preferential amounts hereinbefore provided for, the holders of Series D Preferred Stock will have no other rights or claims to any of the remaining assets of the Company, either upon distribution of such assets or upon dissolution, liquidation or winding up. The sale of all or substantially all of the property of the Company to, or the merger, consolidation or reorganization of the Company into or with, any other company, or the purchase or redemption by the Company of any shares of any class of its Preferred Stock or its Common Stock or any other class of its stock shall not be deemed to be a distribution of assets or a dissolution, liquidation or winding up for the purposes of this paragraph.

6. So long as full cumulative dividends on all outstanding shares of Series D Preferred Stock for all dividend periods have been paid or declared and set apart for payment and subject to any applicable requirements of Nevada law, the Company may, at its option, redeem the whole or any part of the shares of Series D Preferred Stock, and the redemption price thereof shall be equal to the Issue Price of the shares so redeemed, plus the amount of unpaid accumulated dividends, if any, to the date of such redemption. All such redemptions of Series D Preferred Stock shall be effected in accordance with any procedure for redemptions set forth in the General Corporation Law of the State of Nevada. Shares of Series D Preferred Stock which are redeemed shall be restored to the status of authorized but unissued shares.

     On or before the date fixed for redemption, the Company, if it elects to call such shares for redemption, shall provide for payment of a sum sufficient to redeem the shares called for redemption either (1) by setting aside the sum, separate from its other funds, in trust for the benefit of the holders of the shares to be redeemed, or (2) by depositing such sum in a bank or trust company as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay, on or after the date fixed for redemption, the redemption price on surrender of certificates evidencing the shares of Series D Preferred Stock called for redemption. From and after the date fixed for redemption, (a) the shares shall be deemed to be redeemed, (b) dividends thereon shall cease to accumulate, (c) such setting aside or deposit shall be deemed to constitute full payment of the shares, (d) the shares shall no longer be deemed to be outstanding, (e) the holders thereof shall cease to be shareholders with respect to such shares, and (f) the holders thereof shall have no rights with respect thereto, except the right to receive their proportionate shares of the fund set aside pursuant hereto or deposited upon surrender of their respective certificates. Any interest accrued on funds set aside pursuant hereto or deposited shall belong to the Company. If the holders of shares do not, within six (6) years after such deposit, claim any amount so deposited for redemption thereof, the bank or trust company shall upon demand pay over to the Company the balance of the funds so deposited, and the bank or trust company shall thereupon be relieved of all responsibility to such holders.

7. Holders of the Series D Preferred Stock shall have no right to cause redemption of the Series D Preferred Stock by the Company.

8. Holders of Series D Preferred Stock shall have the right to vote together with the holders of the Common Stock, and not as a class (except as provided below), on any matters to come before a vote of the shareholders. Each share of Series D Preferred Stock shall be entitled to one vote.

9. In addition, the holders of shares of any and all series of Series D Preferred Stock outstanding on the record date for any such meeting of the shareholders shall be entitled to vote, as a single class, upon any proposed amendment to the Company's Articles of Incorporation, and their consent shall be required for any action of the Board of Directors, if such amendment or action would (1) increase or decrease the aggregate number of authorized shares of Series D Preferred Stock, (ii) increase or decrease the Issue Price of shares of Series D Preferred Stock, (iii) effect an exchange, reclassification or cancellation of all or part of the shares of Series D Preferred Stock, (iv) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into shares of Series D Preferred Stock, (v) change the designations, preferences, limitations, or relative rights of any series of Series D Preferred Stock at the time outstanding in those respects in which the shares thereof vary from shares of other series or Series D Preferred Stock at the time outstanding, (vi) change the shares of Series D Preferred Stock into the same or a different number of shares, either with or without par value, of the same class or another class or classes, or (vii) cancel or otherwise affect accumulated but undeclared dividends on the shares of Series D Preferred Stock, and no such proposed amendment or action shall be deemed to have been adopted and approved without the affirmative vote or consent of holders of a majority of shares of Series D Preferred Stock then outstanding.

10. Subject to and upon compliance with the provisions hereof, and upon the approval of a majority of the shareholders of Common Stock (the "Common Stock") of the Company, which shall specifically exclude the vote of the holders of the Series D and E Preferred Stock for the approval, each holder of shares of Series D Preferred Stock shall have the right, at such holder's election, at any time after the close of business one year following the issuance of the Series D Preferred Stock, to convert all or any portion (in minimum increments of $25,000 per exercise if for less than all shares owned) of shares of Series D Preferred Stock into shares of Common Stock of the Company on the basis of Issuance Conversion Price per each share of Common Stock. The formula for such conversion shall be that the aggregate amount of the Issue Price of the shares of Series D Preferred Stock to be converted, divided by the Issuance Conversion Price, shall equal the number of shares of Common Stock to be issued upon conversion.

     The "Issuance Conversion Price" per share of the stock conveyed shall be $10.00. The Issuance Conversion Price and number of common shares issuable upon conversion shall be adjusted to take into account any and all increases or reductions in the number of shares of Common Stock outstanding which may have occurred since the date of issuance of the Series D Preferred Shares by reason of a split, share dividend, merger, consolidation, or other capital change or reorganization affecting the number of outstanding common shares so as fairly and equitably to preserve so far as reasonably possible the original conversion rights of the Series D Preferred Shares, and provided further that when such adjustment is required, no notice of redemption shall be given until such amendment and adjustment shall have been accomplished.

     Upon any conversion by a holder of all shares of Series D Preferred Stock, cumulative unpaid dividends shall be paid to the holder concurrently with the presentation of the shares for conversion. Upon any conversion of less than all shares owned by such holder, cumulative unpaid dividends on such portion not converted shall remain payable and shall be paid on the next scheduled dividend payment date. Upon conversion of all or a part of the outstanding Series D Preferred Shares, the Series D Preferred Shares surrendered for conversion shall be canceled and returned to the status of authorized but unissued shares. Under no circumstances shall the Company be obligated to issue any fractional shares.

     In order to exercise the conversion privilege, the holder of Series D Preferred Stock shall present the shares to the Company at its office, accompanied by written notice to the Company that the holder elects to convert all or a portion of Series D Preferred Stock. Such notice shall also state the name or names (with the address or addresses) in which the certificate or certificates representing Common Stock which shall be issuable on such conversion shall be issued. As soon as practicable after the receipt of such notice and the presentation of the Shares of the Series D Preferred Stock, the Company shall issue and shall deliver to the holder a certificate or certificates for the number of full shares of common stock issuable upon the conversion of Series D Preferred Shares (or portion hereof), and provision shall be made for any fraction of a Unit as provided above. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date on which such notice shall have been received by the Company, and the shares of Series D Preferred Stock shall have been presented as aforesaid, and conversion shall be at the Issuance Conversion Price in effect at such time, and at such time the rights (other than rights in respect of accrued dividends) of tile holder of the shares of Series D Preferred Stock as such holder shall cease (to the extent the shares of Series D Preferred Stock are so converted) and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Stock represented thereby. Upon conversion by a holder of only a part of the shares of Series D Preferred Stock held by such holder, new shares of Series D Preferred Stock representing the shares not converted shall be issued in the name of such holder. Notwithstanding the holders' designation of names in which shares of Common Stock are to be issued, this Section shall permit the holder of the Series D Preferred Shares to make any transfer or assignment of its rights hereunder which is otherwise prohibited by the Series D Preferred Shares or by law.

                                   EXHIBIT C

                            SERIES E PREFERRED STOCK

1. Greenbriar Corporation, formerly Medical Resource Companies of America (the "Company"), establishes a series of Preferred Stock pursuant to the authority contained in the Articles of Incorporation of the Company, to be known as Series E Preferred Stock, par value $0.10 per share.

2. There shall be authorized the issuance of 1,949,950 shares of Series E Preferred Stock.

3. The issue price of Series E Preferred Stock shall be $9.514 per share (the "Issue Price"), issuable in exchange for property of like amount, or in lieu of dividends as described below.

4. The Series E Preferred Stock shall have equal dividend or distribution, liquidation and other rights as the Common Stock of the Company except as set forth below.

5. Holders of the Series E Preferred Stock shall have no right to cause redemption of the Series E Preferred Stock by the Company.

6. Holders of Series E Preferred Stock shall have the right to vote together with the holders of the Common Stock, and not as a class (except as provided below), on any matters to come before a vote of the shareholders. Each share of Series E Preferred Stock shall be entitled to one vote.

7. In addition, the holders of shares of any and all series of Series E Preferred Stock outstanding on the record date for any such meeting of the shareholders shall be entitled to vote as a single class, upon any proposed amendment to the Company's Articles of Incorporation, and their consent shall be required for any action of the Board of Directors, if such amendment or action would (i) increase or decrease the aggregate number of authorized shares of Series E Preferred Stock, (ii) increase or decrease the Issue Price of shares of Series E Preferred Stock, (iii) effect an exchange, reclassification or cancellation of all or part of the shares of Series E Preferred Stock, (iv) effect an exchange, or create a right of exchange, of all or any part of the shares of another class into shares of Series E Preferred Stock, (v) change the designations, preferences, limitations, or relative rights of any series of Series E Preferred Stock at the time outstanding in those respects in which the shares thereof vary from shares of other series or Series E Preferred Stock at the time outstanding, (vi) change the shares of Series E Preferred Stock into the same or a different number of shares, either with or without par value, of the same class or another class or classes, or (vii) cancel or otherwise affect accumulated but undeclared dividends on the shares of Series E Preferred stock, and no such proposed amendment or action shall be deemed to have been adopted and approved without the affirmative vote or consent of holders of a majority of shares of Series E Preferred Stock then outstanding.

8. Subject to and upon compliance with the provisions hereof, and upon the approval of a majority of the shareholders of Common Stock (the "Common Stock") of the Company, which shall specifically exclude the vote of the holders of the Series D and E Preferred Stock for the approval, but not for quorum purposes, each holder of shares of Series E Preferred Stock shall have the right, at such holder's election, to convert all or any portion (in minimum increments of $25,000 per exercise if for less than all shares owned) of the Issue Price of shares of Series E Preferred Stock into shares of Common Stock of the Company on the basis of 1.2 shares of Series E Preferred Stock per each share of Common Stock.

The number of common shares issuable upon conversion shall be adjusted to take into account any and all increases or reductions in the number of shares of Common Stock outstanding which may have occurred since the date of issuance of the Series E Preferred Shares by reason of a split, share dividend, merger, consolidation, or other capital change or reorganization affecting the number of outstanding common shares so as fairly and equitably to preserve so far as reasonably possible the original conversion rights of the Series E Preferred Shares, and provided further that when such adjustment is required, no notice of redemption shall be given until such amendment and adjustment shall have been accomplished.

Upon conversion of all or a part of the outstanding Series E Preferred Shares, the Series E Preferred Shares surrendered for conversion shall be canceled and returned to the status of authorized but unissued shares. Under no circumstances shall the Company be obligated to issue any fractional shares.

In order to exercise the conversion privilege, the holder of Series E Preferred Stock shall present the shares to the Company at its office, accompanied by written notice to the Company that the holder elects to convert all or a portion of Series E Preferred Stock. Such notice shall also state the name or names (with the address or addresses) in which the certificate or certificates representing Common Stock which shall be issuable on such conversion shall be issued. As soon as practicable after the receipt of such notice and the presentation of the Shares of the Series E Preferred Stock, the Company shall issue and shall deliver to the holder a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of Series E Preferred Shares (or portion thereof), and provision shall be made for any fraction of a Unit as provided above. Such conversion shall be deemed to have been effected immediately prior to the close of business on the date on which such notice shall have been received by the Company, and the shares of Series E Preferred Stock shall have been presented as aforesaid, and at such time the rights of the holder of the shares of Series E Preferred Stock as such holder shall cease (to the extent the shares of Series E Preferred Stock are so converted) and the person or persons in whose name or names any certificate or certificates for Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Stock represented thereby. Upon conversion by a holder of only a part of the shares of Series E Preferred Stock held by such holder, new shares of Series E Preferred Stock representing the shares not converted shall be issued in the name of such holder. Notwithstanding the holder's designation of names in which shares of Common Stock are to be issued, nothing contained in this Section shall permit the holder of the Series E Preferred Shares to make any transfer or assignment of its rights hereunder which is otherwise prohibited by the Series E Preferred Shares or by law.

If a majority of the shareholders of Common Stock of the Company fail to approve the right of holders of Series E Preferred stock to convert to Common Stock within two years of the date of issuance, a dividend shall become payable on the Series E Preferred Stock, in the amount of 12% of the Issue Price, payable quarterly beginning twenty-seven months following the date of issuance, in cash. Such dividends shall be cumulative from the date of issue, so that no dividend (other than a dividend payable in Common Stock of the Company) or other distribution shall be paid or declared or made, and no amounts shall be applied to the purchase or redemption of the Common Stock or any other class of stock ranking junior to the Series E Preferred Stock as to dividends unless full cumulative dividends for all past dividend periods shall have been paid or declared and set apart for payment, and full dividends for the then current dividend period shall have been or simultaneously therewith shall be paid or declared and set apart for payment, on outstanding Series E Preferred Stock.

                            GREENBRIAR CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby (I) acknowledges receipt of the Notice of Special Meeting of Stockholders of Greenbriar Corporation (the "Company") to be held at the offices of the Company in Addison, Texas, on September 16, 1996, beginning at 10:00 a.m., Dallas Time, and the Proxy Statement in connection therewith and
(2) appoints James R. Gilley and Gene S. Bertcher, and each of them, the undersigned' proxies with full power of substitution for and in the name, place and stead of the undersigned, to vote with and act with respect to all of the shares of Common Stock and Series B and C Preferred Stock of the Company standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment thereof.

     The undersigned directs that the undersigned's proxy be voted as follows:

1.   PROPOSAL I:
     APPROVAL PROPOSAL TO           [    ]  FOR  [    ]  AGAINST  [    ]  ABSTAIN
     APPROVE THE RIGHT TO
     CONVERT SERIES E
     PREFERRED STOCK INTO
     COMMON STOCK

2.   PROPOSAL II:
     APPROVAL PROPOSAL TO           [    ]  FOR  [    ]  AGAINST  [    ]  ABSTAIN
     APPROVE THE RIGHT TO
     CONVERT SERIES D
     PREFERRED STOCK INTO
     COMMON STOCK

3. IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE MEETING.

     This proxy will be voted as specified above. If no specification is made, this proxy will be voted for approval of the Proposal.

     The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Common Stock of Series B and C Preferred Stock of the Company and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.

     If more than one of the proxies named shall be present in person or by substitute at the meeting or at any adjournment thereof, the majority of the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

     Please date, sign and mail this proxy in the enclosed envelope. No postage is required.


                                       Date              , 1996
                                           --------------

                                       ---------------------------------
                                            Signature of Stockholder

                                       ---------------------------------
                                            Signature of Stockholder

                                       Please date this proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer.